File No. 812-15020

Before the

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

In the Matter of the Application of:

ADAMS STREET PRIVATE CREDIT BDC, LLC, ADAMS STREET PARTNERS, LLC, ADAMS STREET CREDIT ADVISORS LP, 1999 PRIMARY BRINSON PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD., 2000 PRIMARY BRINSON NON-U.S. PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD., 2000 PRIMARY BRINSON PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD., 2001 PRIMARY BRINSON NON-U.S. PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD., 2001 PRIMARY BRINSON PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD., 2002 PRIMARY BRINSON NON-U.S. PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD., 2002 PRIMARY BRINSON PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD., 2002 SECONDARY BRINSON PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD., 2003 PRIMARY BRINSON NON-U.S. PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD., 2003 PRIMARY BRINSON PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD., 2003 SECONDARY BRINSON NON-U.S. PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD., 2003 SECONDARY BRINSON PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD., 2004 PRIMARY BRINSON NON-U.S. PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD., 2004 PRIMARY BRINSON PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD., 2004 SECONDARY BRINSON NON-U.S. PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD., ADAMS STREET - ALPS STRATEGIC PE FUND LP, ADAMS STREET - ALPS CO-INV TARGETED MANDATE FUND LP, ADAMS STREET - DENSO GLOBAL PRIVATE EQUITY INVESTMENTS FUND LP, ADAMS STREET - MTAA PE FUND LP, ADAMS STREET - PE CO-INV (SI) FUND LP, ADAMS STREET - PE GENESIS FUND I LP, ADAMS STREET - PE GENESIS FUND II LP, ADAMS STREET - PE GENESIS FUND III LP, ADAMS STREET - PKBS PRIVATE EQUITY FUND I GLOBAL, ADAMS STREET - PRIMARY PE SM FUND I LP, ADAMS STREET - SCERS FUND LLC, ADAMS STREET - SCERS FUND II LLC, ADAMS STREET - SK VENTURE FUND LP, ADAMS STREET - SK VENTURE FUND II LP, ADAMS STREET - VGV SECONDARY TARGET MANDATE FUND LP, ADAMS STREET - VGV SECONDARY TARGET MANDATE FUND 2 LP, ADAMS STREET 1847 FUND LP, ADAMS STREET 2006 DIRECT FUND, L.P., ADAMS STREET 2006 GLOBAL OPPORTUNITIES PORTFOLIO, L.P., ADAMS STREET 2007 DIRECT FUND, L.P., ADAMS STREET 2007 GLOBAL OPPORTUNITIES PORTFOLIO, L.P., ADAMS STREET 2008

DIRECT FUND, L.P., ADAMS STREET 2008 GLOBAL OPPORTUNITIES PORTFOLIO, L.P., ADAMS STREET 2009 DIRECT FUND, L.P., ADAMS STREET 2010 DIRECT FUND, L.P., ADAMS STREET 2011 DIRECT FUND LP, ADAMS STREET 2011 EMERGING MARKETS FUND LP, ADAMS STREET 2011 NON-US DEVELOPED MARKETS FUND LP, ADAMS STREET 2011 US FUND LP, ADAMS STREET 2012 DEVELOPED MARKETS FUND LP, ADAMS STREET 2012 DIRECT FUND LP, ADAMS STREET 2012 EMERGING MARKETS FUND LP, ADAMS STREET 2012 GLOBAL FUND LP, ADAMS STREET 2012 US FUND LP, ADAMS STREET 2013 DEVELOPED MARKETS FUND LP, ADAMS STREET 2013 DIRECT FUND LP, ADAMS STREET 2013 EMERGING MARKETS FUND LP, ADAMS STREET 2013 GLOBAL FUND LP, ADAMS STREET 2013 US FUND LP, ADAMS STREET 2014 DEVELOPED MARKETS FUND LP, ADAMS STREET 2014 DIRECT FUND LP, ADAMS STREET 2014 EMERGING MARKETS FUND LP, ADAMS STREET 2014 GLOBAL FUND LP, ADAMS STREET 2014 US FUND LP, ADAMS STREET 2015 DIRECT VENTURE/GROWTH FUND LP, ADAMS STREET 2015 GLOBAL FUND (EU INVESTORS) LP, ADAMS STREET 2015 GLOBAL FUND LP, ADAMS STREET 2015 NON-US FUND LP, ADAMS STREET 2015 US FUND LP, ADAMS STREET 2016 DIRECT VENTURE/GROWTH FUND LP, ADAMS STREET 2016 GLOBAL FUND (EU INVESTORS) LP, ADAMS STREET 2016 GLOBAL FUND LP, ADAMS STREET 2016 NON-US FUND LP, ADAMS STREET 2016 US FUND LP, ADAMS STREET 2017 DIRECT VENTURE/GROWTH FUND LP, ADAMS STREET 2017 GLOBAL FUND (EU INVESTORS) LP, ADAMS STREET 2017 GLOBAL FUND LP, ADAMS STREET 2017 NON-US FUND LP, ADAMS STREET 2017 US FUND LP, ADAMS STREET 2018 DIRECT VENTURE/GROWTH FUND LP, ADAMS STREET 2018 GLOBAL FUND (EU INVESTORS) LP, ADAMS STREET 2018 GLOBAL FUND LP, ADAMS STREET 2018 NON-US FUND LP, ADAMS STREET 2018 US FUND LP, ADAMS STREET 2019 DIRECT GROWTH EQUITY FUND LP, ADAMS STREET 2019 GLOBAL FUND LP, ADAMS STREET 2019 NON-US FUND LP, ADAMS STREET 2019 US FUND LP, ADAMS STREET 2020 DIRECT GROWTH EQUITY FUND LP, ADAMS STREET 2020 GLOBAL FUND LP, ADAMS STREET 2021 GLOBAL FUND LP, ADAMS STREET 2020 NON-US FUND LP, ADAMS STREET 2021 NON-US FUND LP, ADAMS STREET 2020 US FUND LP, ADAMS STREET 2021 DIRECT GROWTH EQUITY FUND LP, ADAMS STREET 2021 US FUND LP, ADAMS STREET 2022 DIRECT GROWTH EQUITY FUND LP, ADAMS STREET 2022 GLOBAL FUND LP, ADAMS STREET 2022 US FUND LP, ADAMS STREET 2022 NON-US FUND LP, ADAMS STREET AP7 PE INVESTMENT LP, ADAMS STREET AP7 PE INVESTMENT II LP, ADAMS STREET ASIA FUND 2020 LP, ADAMS STREET CO-INVESTMENT FUND II, L.P., ADAMS STREET CO-INVESTMENT FUND III A LP, ADAMS STREET CO-INVESTMENT FUND III C LP, ADAMS STREET CO-INVESTMENT FUND IV A LP, ADAMS STREET CO-INVESTMENT FUND IV B LP, ADAMS STREET CO-INVESTMENT FUND V A LP, ADAMS STREET CO-INVESTMENT FUND V B LP, ADAMS STREET CO-INVESTMENT SELECT FUND A LP, ADAMS STREET CO-INVESTMENT SELECT FUND B LP, ADAMS STREET DIRECT CO-INVESTMENT FUND, L.P., ADAMS STREET ENERGY & NATURAL RESOURCES FUND LP, ADAMS STREET GLOBAL OPPORTUNITIES SECONDARY FUND II, L.P., ADAMS STREET GLOBAL OPPORTUNITIES SECONDARY FUND II-A, L.P., ADAMS STREET GLOBAL OPPORTUNITIES SECONDARY FUND, L.P., ADAMS STREET GLOBAL SECONDARY FUND 5 LP, ADAMS STREET GLOBAL SECONDARY FUND 6 LP, ADAMS STREET GLOBAL SECONDARY FUND 7 LP, ADAMS STREET GLOBAL SMB WPERP FUND II LP,

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ADAMS STREET GLOBAL SMB WPERP FUND LP, ADAMS STREET GLOBAL VENTURE MANDATE FUND II LP, ADAMS STREET GLOBAL VENTURE MANDATE FUND LP, ADAMS STREET GLOBAL VENTURE MANDATE FUND III LP, ADAMS STREET GROWTH EQUITY FUND VII LP, ADAMS STREET (KOC) LLC, ADAMS STREET LAKE LASALLE FUND LP, ADAMS STREET LAKE LASALLE FUND II LP, ADAMS STREET LEADERS FUND 2020 LP, ADAMS STREET PARTNERSHIP FUND - 2002 NON-U.S. FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2002 U.S. FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2003 NON-U.S. FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2003 U.S. FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2004 NON-U.S. FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2004 U.S. FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2005 NON-U.S. FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2005 U.S. FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2006 NON-U.S. FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2006 U.S. FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2007 NON-U.S. FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2007 U.S. FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2008 NON-U.S. FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2008 U.S. FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2009 NON-U.S. DEVELOPED MARKETS FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2009 NON-U.S. EMERGING MARKETS FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2009 NON-U.S. EMERGING MARKETS FUND-A, L.P., ADAMS STREET PARTNERSHIP FUND - 2009 U.S. FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2010 NON-U.S. DEVELOPED MARKETS FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2010 NON-U.S. EMERGING MARKETS FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2010 U.S. FUND - SERIES B, L.P., ADAMS STREET PARTNERSHIP FUND - 2010 U.S. FUND, L.P., ADAMS STREET PEP ASIA FUND 2018 LP, ADAMS STREET PEP ASIA FUND 2019 LP, ADAMS STREET PEP ASIA FUND 2021 LP, ADAMS STREET PEP NORTH AMERICA FUND 2018 LP, ADAMS STREET PEP NORTH AMERICA FUND 2019 LP, ADAMS STREET PEP NORTH AMERICA FUND 2020 LP, ADAMS STREET PEP NORTH AMERICA FUND 2021 LP, ADAMS STREET PEP SECONDARY FUND 2016 LP, ADAMS STREET PEP SECONDARY FUND 2017 LP, ADAMS STREET PRIVATE CREDIT BDC, LLC, ADAMS STREET PRIVATE CREDIT FUND II-A LP, ADAMS STREET PRIVATE CREDIT FUND II-B LP, ADAMS STREET PRIVATE CREDIT FUND-A LP, ADAMS STREET PRIVATE CREDIT FUND-B LP, ADAMS STREET PRIVATE INCOME FUND LP, ADAMS STREET RSP II LP, ADAMS STREET RSP LP, ADAMS STREET SHBNPP US SENIOR SECURED FUND LP, ADAMS STREET SIFAI FUND LP, ADAMS STREET GUARDIAN ASIA FUND LP, ADAMS STREET UK MID-MARKET SOLUTIONS LP, ADAMS STREET UNIPENSION US SMB FUND LP, ADAMS STREET US SMB FUND II LP, ADAMS STREET US SMB FUND LP, ADAMS STREET V, L.P., ADAMS STREET VENTURE INNOVATION FUND II LP, ADAMS STREET VENTURE INNOVATION FUND III LP, ADAMS STREET VENTURE INNOVATION FUND LP, ADAMS STREET VENTURE/GROWTH FUND VI LP, ADAMS STREET WPE FUND LP, ADAMS STREET/TRAF PRIVATE EQUITY HOLDINGS II LP, ADAMS STREET/TRAF PRIVATE EQUITY HOLDINGS II LTD., ASP - GLOBAL PE SM FUND LP, ASP GLOBAL VENTURES BVK FUND I LP, ASP GLOBAL VENTURES BVK FUND II LP, ASP LUX RAIF, ASP LUX RAIF - 2020 GLOBAL FUND, ASP LUX RAIF - 2021 GLOBAL FUND, ASP LUX RAIF - 2022 GLOBAL FUND, ASP LUX RAIF - GLOBAL SECONDARY FUND 7, ASP LUX RAIF - CO-INVESTMENT FUND V, ASP RIVERA UK PC

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LP, ASP PC HOLDINGS LLC, ASP ILSTRS ASIA SMA 1 LP, ASP ILSTRS EUROPE SMA 1 LP, BRINSON NON-U.S. PARTNERSHIP FUND - 2000 PRIMARY FUND, L.P., BRINSON NON-U.S. PARTNERSHIP FUND - 2001 PRIMARY FUND, L.P., BRINSON NON-U.S. PARTNERSHIP FUND - 2002 PRIMARY FUND, L.P., BRINSON NON-U.S. PARTNERSHIP FUND - 2003 PRIMARY FUND, L.P., BRINSON NON-U.S. PARTNERSHIP FUND - 2003 SECONDARY FUND, L.P., BRINSON NON-U.S. PARTNERSHIP FUND - 2004 PRIMARY FUND, L.P., BRINSON NON-U.S. PARTNERSHIP FUND - 2004 SECONDARY FUND, L.P., BRINSON NON-U.S. PARTNERSHIP FUND TRUST - 1999 PRIMARY FUND, BRINSON NON-U.S. PARTNERSHIP FUND TRUST - 2000 PRIMARY FUND, BRINSON NON-U.S. PARTNERSHIP FUND TRUST - 2001 PRIMARY FUND, BRINSON NON-U.S. PARTNERSHIP FUND TRUST - 2002 PRIMARY FUND, BRINSON NON-U.S. PARTNERSHIP FUND TRUST - 2003 PRIMARY FUND, BRINSON NON-U.S. PARTNERSHIP FUND TRUST - 2003 SECONDARY FUND, BRINSON NON-U.S. PARTNERSHIP FUND TRUST - 2004 PRIMARY FUND, BRINSON NON-U.S. PARTNERSHIP FUND TRUST - 2004 SECONDARY FUND, BRINSON PARTNERSHIP FUND - 1999 PRIMARY FUND, L.P., BRINSON PARTNERSHIP FUND - 2000 PRIMARY FUND, L.P., BRINSON PARTNERSHIP FUND - 2001 PRIMARY FUND, L.P., BRINSON PARTNERSHIP FUND - 2002 PRIMARY FUND, L.P., BRINSON PARTNERSHIP FUND - 2002 SECONDARY FUND, L.P., BRINSON PARTNERSHIP FUND - 2003 PRIMARY FUND, L.P., BRINSON PARTNERSHIP FUND - 2003 SECONDARY FUND, L.P., BRINSON PARTNERSHIP FUND - 2004 PRIMARY FUND, L.P., BRINSON PARTNERSHIP FUND TRUST - 1998 PRIMARY FUND, BRINSON PARTNERSHIP FUND TRUST - 1999 PRIMARY FUND, BRINSON PARTNERSHIP FUND TRUST - 2000 PRIMARY FUND, BRINSON PARTNERSHIP FUND TRUST - 2001 PRIMARY FUND, BRINSON PARTNERSHIP FUND TRUST - 2002 PRIMARY FUND, BRINSON PARTNERSHIP FUND TRUST - 2002 SECONDARY FUND, BRINSON PARTNERSHIP FUND TRUST - 2003 PRIMARY FUND, BRINSON PARTNERSHIP FUND TRUST - 2003 SECONDARY FUND, BRINSON PARTNERSHIP FUND TRUST - 2004 PRIMARY FUND, BVCF IV, L.P., KPI-ASP FUND I LP, LOUISIANA GROWTH FUND II, L.P. LOUISIANA GROWTH FUND, L.P., ADAMS STREET GRAND CYPRESS HEALTHCARE FUND LP, ADAMS STREET AGPS FUND I LP, ADAMS STREET SBCERA FUND 1 LP, ADAMS STREET CYCLONE FUND LP, ASP COJ PE FUND LP, ADAMS STREET GLOBAL PRIVATE MARKETS FUND LP, ADAMS STREET LEADERS EX US FUND LP, ADAMS STREET WORLD SUN FUND LP, ADAMS STREET ASGA PE LP, ADAMS STREET CC PE SECONDARY FUND LP, ASP NPS ASIA PE FOF LP, ASP NPS SIDECAR LP, AND ADAMS STREET SHEDD AQUARIUM LP

THIRD AMENDED AND RESTATED APPLICATION FOR AN ORDER UNDER SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

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Please direct all communications, notices and orders to the following persons:

Scott A. Moehrke, P.C. Kirkland & Ellis LLP 300 N. LaSalle Street Chicago, IL 60654 (312) 862-2199 smoehrke@kirkland.com	Eric R. Mansell Adams Street Partners, LLC One North Wacker Drive, Suite 2700 Chicago, IL 60606 (312) 553-7890 emansell@adamsstreetpartners.com

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UNITED STATES OF AMERICA

BEFORE THE

SECURITIES AND EXCHANGE COMMISSION

In the matter of:

ADAMS STREET PRIVATE CREDIT BDC, LLC, ADAMS STREET PARTNERS, LLC, ADAMS STREET CREDIT ADVISORS LP, 1999 PRIMARY BRINSON PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD., 2000 PRIMARY BRINSON NON-U.S. PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD., 2000 PRIMARY BRINSON PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD., 2001 PRIMARY BRINSON NON-U.S. PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD., 2001 PRIMARY BRINSON PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD., 2002 PRIMARY BRINSON NON-U.S. PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD., 2002 PRIMARY BRINSON PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD., 2002 SECONDARY BRINSON PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD., 2003 PRIMARY BRINSON NON-U.S. PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD., 2003 PRIMARY BRINSON PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD., 2003 SECONDARY BRINSON NON-U.S. PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD., 2003 SECONDARY BRINSON PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD., 2004 PRIMARY BRINSON NON-U.S. PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD., 2004 PRIMARY BRINSON PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD., 2004 SECONDARY BRINSON NON-U.S. PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD., ADAMS STREET - ALPS STRATEGIC PE FUND LP, ADAMS STREET - ALPS CO-INV TARGETED MANDATE FUND LP, ADAMS STREET - DENSO GLOBAL PRIVATE EQUITY INVESTMENTS FUND LP, ADAMS STREET - MTAA PE FUND LP,

Third Amended and Restated Application for an Order under Sections 17(d) and 57(i) of the Investment Company Act of 1940 and Rule 17d-1 under the Investment Company Act of 1940 Permitting Certain Joint Transactions Otherwise Prohibited by Sections 17(d) and 57(a)(4) of the Investment Company Act of 1940 and Rule 17d-1 under the Investment Company Act of 1940.

ADAMS STREET - PE CO-INV (SI) FUND LP, ADAMS STREET - PE GENESIS FUND I LP, ADAMS STREET - PE GENESIS FUND II LP, ADAMS STREET - PE GENESIS FUND III LP, ADAMS STREET - PKBS PRIVATE EQUITY FUND I GLOBAL, ADAMS STREET - PRIMARY PE SM FUND I LP, ADAMS STREET - SCERS FUND LLC, ADAMS STREET - SCERS FUND II LLC, ADAMS STREET - SK VENTURE FUND LP, ADAMS STREET - SK VENTURE FUND II LP, ADAMS STREET - VGV SECONDARY TARGET MANDATE FUND LP, ADAMS STREET - VGV SECONDARY TARGET MANDATE FUND 2 LP, ADAMS STREET 1847 FUND LP, ADAMS STREET 2006 DIRECT FUND, L.P., ADAMS STREET 2006 GLOBAL OPPORTUNITIES PORTFOLIO, L.P., ADAMS STREET 2007 DIRECT FUND, L.P., ADAMS STREET 2007 GLOBAL OPPORTUNITIES PORTFOLIO, L.P., ADAMS STREET 2008 DIRECT FUND, L.P., ADAMS STREET 2008 GLOBAL OPPORTUNITIES PORTFOLIO, L.P., ADAMS STREET 2009 DIRECT FUND, L.P., ADAMS STREET 2010 DIRECT FUND, L.P., ADAMS STREET 2011 DIRECT FUND LP, ADAMS STREET 2011 EMERGING MARKETS FUND LP, ADAMS STREET 2011 NON-US DEVELOPED MARKETS FUND LP, ADAMS STREET 2011 US FUND LP, ADAMS STREET 2012 DEVELOPED MARKETS FUND LP, ADAMS STREET 2012 DIRECT FUND LP, ADAMS STREET 2012 EMERGING MARKETS FUND LP, ADAMS STREET 2012 GLOBAL FUND LP, ADAMS STREET 2012 US FUND LP, ADAMS STREET 2013 DEVELOPED MARKETS FUND LP, ADAMS STREET 2013 DIRECT FUND LP, ADAMS STREET 2013 EMERGING MARKETS FUND LP, ADAMS STREET 2013 GLOBAL FUND LP, ADAMS STREET 2013 US FUND LP, ADAMS STREET 2014 DEVELOPED MARKETS FUND LP, ADAMS STREET 2014 DIRECT FUND LP, ADAMS STREET 2014 EMERGING MARKETS FUND LP, ADAMS STREET 2014 GLOBAL FUND LP, ADAMS STREET 2014 US FUND LP, ADAMS STREET 2015 DIRECT VENTURE/GROWTH FUND LP, ADAMS STREET 2015 GLOBAL FUND (EU INVESTORS) LP, ADAMS STREET 2015 GLOBAL FUND LP, ADAMS STREET 2015 NON-US FUND LP, ADAMS

STREET 2015 US FUND LP, ADAMS STREET 2016 DIRECT VENTURE/GROWTH FUND LP, ADAMS STREET 2016 GLOBAL FUND (EU INVESTORS) LP, ADAMS STREET 2016 GLOBAL FUND LP, ADAMS STREET 2016 NON-US FUND LP, ADAMS STREET 2016 US FUND LP, ADAMS STREET 2017 DIRECT VENTURE/GROWTH FUND LP, ADAMS STREET 2017 GLOBAL FUND (EU INVESTORS) LP, ADAMS STREET 2017 GLOBAL FUND LP, ADAMS STREET 2017 NON-US FUND LP, ADAMS STREET 2017 US FUND LP, ADAMS STREET 2018 DIRECT VENTURE/GROWTH FUND LP, ADAMS STREET 2018 GLOBAL FUND (EU INVESTORS) LP, ADAMS STREET 2018 GLOBAL FUND LP, ADAMS STREET 2018 NON-US FUND LP, ADAMS STREET 2018 US FUND LP, ADAMS STREET 2019 DIRECT GROWTH EQUITY FUND LP, ADAMS STREET 2019 GLOBAL FUND LP, ADAMS STREET 2019 NON-US FUND LP, ADAMS STREET 2019 US FUND LP, ADAMS STREET 2020 DIRECT GROWTH EQUITY FUND LP, ADAMS STREET 2020 GLOBAL FUND LP, ADAMS STREET 2020 NON-US FUND LP, ADAMS STREET 2020 US FUND LP, ADAMS STREET 2021 DIRECT GROWTH EQUITY FUND LP, ADAMS STREET 2021 GLOBAL FUND LP, ADAMS STREET 2021 NON-US FUND LP, ADAMS STREET 2021 US FUND LP, ADAMS STREET 2022 DIRECT GROWTH EQUITY FUND LP, ADAMS STREET 2022 GLOBAL FUND LP, ADAMS STREET 2022 US FUND LP, ADAMS STREET 2022 NON-US FUND LP, ADAMS STREET AP7 PE INVESTMENT LP, ADAMS STREET AP7 PE INVESTMENT II LP, ADAMS STREET ASIA FUND 2020 LP, ADAMS STREET CO-INVESTMENT FUND II, L.P., ADAMS STREET CO-INVESTMENT FUND III A LP, ADAMS STREET CO-INVESTMENT FUND III C LP, ADAMS STREET CO-INVESTMENT FUND IV A LP, ADAMS STREET CO-INVESTMENT FUND IV B LP, ADAMS STREET CO-INVESTMENT FUND V A LP, ADAMS STREET CO-INVESTMENT FUND V B LP, ADAMS STREET CO-INVESTMENT SELECT FUND A LP, ADAMS STREET CO-INVESTMENT SELECT FUND B LP, ADAMS STREET DIRECT CO-INVESTMENT FUND, L.P., ADAMS STREET ENERGY & NATURAL

RESOURCES FUND LP, ADAMS STREET GLOBAL OPPORTUNITIES SECONDARY FUND II, L.P., ADAMS STREET GLOBAL OPPORTUNITIES SECONDARY FUND II-A, L.P., ADAMS STREET GLOBAL OPPORTUNITIES SECONDARY FUND, L.P., ADAMS STREET GLOBAL SECONDARY FUND 5 LP, ADAMS STREET GLOBAL SECONDARY FUND 6 LP, ADAMS STREET GLOBAL SECONDARY FUND 7 LP, ADAMS STREET GLOBAL SMB WPERP FUND II LP, ADAMS STREET GLOBAL SMB WPERP FUND LP, ADAMS STREET GLOBAL VENTURE MANDATE FUND II LP, ADAMS STREET GLOBAL VENTURE MANDATE FUND III LP, ADAMS STREET GLOBAL VENTURE MANDATE FUND LP, ADAMS STREET GROWTH EQUITY FUND VII LP, ADAMS STREET (KOC) LLC, ADAMS STREET LAKE LASALLE FUND LP, ADAMS STREET LAKE LASALLE FUND II LP, ADAMS STREET LEADERS FUND 2020 LP, ADAMS STREET PARTNERSHIP FUND - 2002 NON-U.S. FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2002 U.S. FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2003 NON-U.S. FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2003 U.S. FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2004 NON-U.S. FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2004 U.S. FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2005 NON-U.S. FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2005 U.S. FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2006 NON-U.S. FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2006 U.S. FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2007 NON-U.S. FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2007 U.S. FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2008 NON-U.S. FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2008 U.S. FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2009 NON-U.S. DEVELOPED MARKETS FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2009 NON-U.S. EMERGING MARKETS FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2009 NON-U.S. EMERGING MARKETS FUND-A, L.P.,

ADAMS STREET PARTNERSHIP FUND - 2009 U.S. FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2010 NON-U.S. DEVELOPED MARKETS FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2010 NON-U.S. EMERGING MARKETS FUND, L.P., ADAMS STREET PARTNERSHIP FUND - 2010 U.S. FUND - SERIES B, L.P., ADAMS STREET PARTNERSHIP FUND - 2010 U.S. FUND, L.P., ADAMS STREET PEP ASIA FUND 2018 LP, ADAMS STREET PEP ASIA FUND 2019 LP, ADAMS STREET PEP ASIA FUND 2021 LP, ADAMS STREET PEP NORTH AMERICA FUND 2018 LP, ADAMS STREET PEP NORTH AMERICA FUND 2019 LP, ADAMS STREET PEP NORTH AMERICA FUND 2020 LP, ADAMS STREET PEP NORTH AMERICA FUND 2021 LP, ADAMS STREET PEP SECONDARY FUND 2016 LP, ADAMS STREET PEP SECONDARY FUND 2017 LP, ADAMS STREET PRIVATE CREDIT BDC, LLC, ADAMS STREET PRIVATE CREDIT FUND II-A LP, ADAMS STREET PRIVATE CREDIT FUND II-B LP, ADAMS STREET PRIVATE CREDIT FUND-A LP, ADAMS STREET PRIVATE CREDIT FUND-B LP, ADAMS STREET PRIVATE INCOME FUND LP, ADAMS STREET RSP II LP, ADAMS STREET RSP LP, ADAMS STREET SHBNPP US SENIOR SECURED FUND LP, ADAMS STREET SIFAI FUND LP, ADAMS STREET GUARDIAN ASIA FUND LP, ADAMS STREET UK MID-MARKET SOLUTIONS LP, ADAMS STREET UNIPENSION US SMB FUND LP, ADAMS STREET US SMB FUND II LP, ADAMS STREET US SMB FUND LP, ADAMS STREET V, L.P., ADAMS STREET VENTURE INNOVATION FUND II LP, ADAMS STREET VENTURE INNOVATION FUND III LP, ADAMS STREET VENTURE INNOVATION FUND LP, ADAMS STREET VENTURE/GROWTH FUND VI LP, ADAMS STREET WPE FUND LP, ADAMS STREET/TRAF PRIVATE EQUITY HOLDINGS II LP, ADAMS STREET/TRAF PRIVATE EQUITY HOLDINGS II LTD., ASP - GLOBAL PE SM FUND LP, ASP GLOBAL VENTURES BVK FUND I LP, ASP GLOBAL VENTURES BVK FUND II LP, ASP LUX RAIF, ASP LUX RAIF - 2020 GLOBAL FUND, ASP LUX RAIF - 2021 GLOBAL FUND, ASP LUX RAIF - 2022 GLOBAL FUND, ASP LUX RAIF -

GLOBAL SECONDARY FUND 7, ASP LUX RAIF - CO-INVESTMENT FUND V, ASP RIVERA UK PC LP, ASP PC HOLDINGS LLC, ASP ILSTRS ASIA SMA 1 LP, ASP ILSTRS EUROPE SMA 1 LP, BRINSON NON-U.S. PARTNERSHIP FUND - 2000 PRIMARY FUND, L.P., BRINSON NON-U.S. PARTNERSHIP FUND - 2001 PRIMARY FUND, L.P., BRINSON NON-U.S. PARTNERSHIP FUND - 2002 PRIMARY FUND, L.P., BRINSON NON-U.S. PARTNERSHIP FUND - 2003 PRIMARY FUND, L.P., BRINSON NON-U.S. PARTNERSHIP FUND - 2003 SECONDARY FUND, L.P., BRINSON NON-U.S. PARTNERSHIP FUND - 2004 PRIMARY FUND, L.P., BRINSON NON-U.S. PARTNERSHIP FUND - 2004 SECONDARY FUND, L.P., BRINSON NON-U.S. PARTNERSHIP FUND TRUST - 1999 PRIMARY FUND, BRINSON NON-U.S. PARTNERSHIP FUND TRUST - 2000 PRIMARY FUND, BRINSON NON-U.S. PARTNERSHIP FUND TRUST - 2001 PRIMARY FUND, BRINSON NON-U.S. PARTNERSHIP FUND TRUST - 2002 PRIMARY FUND, BRINSON NON-U.S. PARTNERSHIP FUND TRUST - 2003 PRIMARY FUND, BRINSON NON-U.S. PARTNERSHIP FUND TRUST - 2003 SECONDARY FUND, BRINSON NON-U.S. PARTNERSHIP FUND TRUST - 2004 PRIMARY FUND, BRINSON NON-U.S. PARTNERSHIP FUND TRUST - 2004 SECONDARY FUND, BRINSON PARTNERSHIP FUND - 1999 PRIMARY FUND, L.P., BRINSON PARTNERSHIP FUND - 2000 PRIMARY FUND, L.P., BRINSON PARTNERSHIP FUND - 2001 PRIMARY FUND, L.P., BRINSON PARTNERSHIP FUND - 2002 PRIMARY FUND, L.P., BRINSON PARTNERSHIP FUND - 2002 SECONDARY FUND, L.P., BRINSON PARTNERSHIP FUND - 2003 PRIMARY FUND, L.P., BRINSON PARTNERSHIP FUND - 2003 SECONDARY FUND, L.P., BRINSON PARTNERSHIP FUND - 2004 PRIMARY FUND, L.P., BRINSON PARTNERSHIP FUND TRUST - 1998 PRIMARY FUND, BRINSON PARTNERSHIP FUND TRUST - 1999 PRIMARY FUND, BRINSON PARTNERSHIP FUND TRUST - 2000 PRIMARY FUND, BRINSON PARTNERSHIP FUND TRUST - 2001 PRIMARY FUND, BRINSON PARTNERSHIP FUND TRUST - 2002 PRIMARY FUND, BRINSON

PARTNERSHIP FUND TRUST - 2002 SECONDARY FUND, BRINSON PARTNERSHIP FUND TRUST - 2003 PRIMARY FUND, BRINSON PARTNERSHIP FUND TRUST - 2003 SECONDARY FUND, BRINSON PARTNERSHIP FUND TRUST - 2004 PRIMARY FUND, BVCF IV, L.P., KPI-ASP FUND I LP, LOUISIANA GROWTH FUND II, L.P. LOUISIANA GROWTH FUND, L.P., ADAMS STREET GRAND CYPRESS HEALTHCARE FUND LP, ADAMS STREET AGPS FUND I LP, ADAMS STREET SBCERA FUND 1 LP, ADAMS STREET CYCLONE FUND LP, ASP COJ PE FUND LP, ADAMS STREET GLOBAL PRIVATE MARKETS FUND LP, ADAMS STREET LEADERS EX US FUND LP, ADAMS STREET WORLD SUN FUND LP, ADAMS STREET ASGA PE LP, ADAMS STREET CC PE SECONDARY FUND LP, ASP NPS ASIA PE FOF LP, ASP NPS SIDECAR LP AND ADAMS STREET SHEDD AQUARIUM LP

One North Wacker Drive, Suite 2700

Chicago, IL 60606

File No. 812-15020

I.	INTRODUCTION

A.	Requested Relief:

Adams Street Private Credit BDC, LLC (“BDC I”) and its related entities identified in Section I.B below hereby request an order (the “Order”) pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “Act”),1 and Rule 17d-1 thereunder2 authorizing certain joint transactions that otherwise would be prohibited by either or both of Sections 17(d) and 57(a)(4) as modified by the exemptive rules adopted by the U.S. Securities and Exchange Commission (the “Commission”) under the Act.

In particular, the relief requested in this application (the “Application”) would allow a Regulated Fund (defined below) (or any Wholly-Owned Investment Sub (defined below) of such Regulated Fund), on the one hand, and one or more other Regulated Funds (or any Wholly-Owned Investment Sub of such Regulated Fund), one or more Affiliated Funds (defined below) and/or one or more ASP Proprietary Accounts (defined below), on the other hand, to participate in the same investment opportunities where such participation would otherwise be prohibited under Section 17(d) or 57(a)(4) and the rules under the Act. All existing entities that currently intend to rely on the Order have been named as Applicants (defined below) and any existing or future entities that may rely on the Order in the future will comply with the terms and conditions set forth below in this Application (the “Conditions”).

[1]	Unless otherwise indicated, all section references herein are to the Act.
[2]	Unless otherwise indicated, all rule references herein are to rules under the Act.

B.	Applicants Seeking Relief:

•	BDC I, an externally managed, non-diversified closed-end investment company that intends to elect to be regulated as a BDC (defined below) under the Act;

•

Adams Street Partners, LLC (“ASP”), an investment adviser registered with the Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), which serves as the investment adviser to BDC I and the Existing Affiliated Funds (defined below) identified in Schedule A hereto (other than Adams Street Private Credit Fund-A LP and Adams Street Private Credit Fund-B LP), on behalf of itself and its successors;[3]

•

Adams Street Credit Advisors LP (“Adams Street Credit Advisors” and, together with ASP, the “Existing Advisers”), which (a) is a relying adviser under ASP, an investment adviser that is registered with the Commission under the Advisers Act (b) is controlled by ASP and (c) serves as the investment adviser to Adams Street Private Credit Fund-A LP, Adams Street Private Credit Fund-B LP, Adams Street Private Credit Fund II-A LP and Adams Street Private Credit Fund II-B LP, which are Existing Affiliated Funds identified in Schedule A hereto, on behalf of itself and its successors;

•

the Existing Affiliated Funds identified in Schedule A hereto, each of which is a separate and distinct legal entity and each of which would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act (the “Existing Affiliated Funds”); and

•

ASP PC Holdings LLC, which is a separate and distinct legal entity directly controlled by ASP, that from time to time, holds various financial assets in a principal capacity (the “Existing ASP Proprietary Account” and, together with BDC I, the Existing Advisers and the Existing Affiliated Funds, the “Applicants”).

C.	Defined Terms

“Adviser” means any Existing Adviser and any Future Adviser (defined below).

“Affiliated Fund” means any ASP Proprietary Account (defined below) and any Existing Affiliated Fund and any entity (a) whose investment adviser (and sub-adviser(s), if any) is an Adviser, (b) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act, (c) that is not a BDC Downstream Fund, and (d) that intends to participate in the Co-Investment Program.

“ASP Proprietary Account” means (a) the Existing ASP Proprietary Account, and (b) any entity that (i) is a wholly- or majority-owned subsidiary of ASP, (ii) is advised by an Adviser and (iii) from time to time, may hold various financial assets in a principal capacity (“Future Proprietary Account”). For the avoidance of doubt, neither the Regulated Funds nor the Affiliated Funds shall be deemed to be ASP Proprietary Accounts for purposes of this Application.

[3]	For the purposes of the requested Order, a “successor” means an entity or entities that result from a reorganization into another jurisdiction or a change in the type of business organization.

“BDC” means a business development company under the Act.4

“BDC Downstream Fund” means with respect to any Regulated Fund that is a BDC, an entity (a) that the BDC directly or indirectly controls, (b) that is not controlled by any person other than the BDC (except a person that indirectly controls the entity solely because it controls the BDC), (c) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act, (d) whose investment adviser (and sub-adviser, if any) is an Adviser, (e) that is not a Wholly-Owned Investment Sub and (f) that intends to participate in the Co-Investment Program.

“Board” means (a) with respect to a Regulated Fund other than a BDC Downstream Fund, the board of directors (or the equivalent) of the Regulated Fund and (b) with respect to a BDC Downstream Fund, the Independent Party (defined below) of the BDC Downstream Fund.

“Board-Established Criteria” means criteria that the Board of a Regulated Fund may establish from time to time to describe the characteristics of Potential Co-Investment Transactions regarding which the Adviser to the Regulated Fund should be notified under Condition 1. The Board-Established Criteria will be consistent with the Regulated Fund’s Objectives and Strategies. If no Board-Established Criteria are in effect, then the Regulated Fund’s Adviser will be notified of all Potential Co-Investment Transactions that fall within the Regulated Fund’s then-current Objectives and Strategies. Board-Established Criteria will be objective and testable, meaning that they will be based on observable information, such as industry/sector of the issuer, minimum earnings before interest, taxes, depreciation and amortization (“EBITDA”) of the issuer, asset class of the investment opportunity or required commitment size, and not on characteristics that involve a discretionary assessment. The Adviser to the Regulated Fund may from time to time recommend criteria for the Board’s consideration, but Board-Established Criteria will only become effective if approved by a majority of the Independent Directors. The Independent Directors of a Regulated Fund may at any time rescind, suspend or qualify its approval of any Board-Established Criteria, though Applicants anticipate that, under normal circumstances, the Board would not modify these criteria more often than quarterly.

“Close Affiliate” means the Advisers, the Regulated Funds, the Affiliated Funds, the ASP Proprietary Accounts and any other person described in Section 57(b) (after giving effect to Rule 57b-1) in respect of any Regulated Fund (treating any registered investment company or series thereof as a BDC for this purpose) except for limited partners included solely by reason of the reference in Section 57(b) to Section 2(a)(3) (D).

“Co-Investment Transaction” means any transaction in which a Regulated Fund (or its Wholly-Owned Investment Sub) participated together with one or more Affiliated Funds, one or more ASP Proprietary Accounts, and/or one or more other Regulated Funds (or its Wholly-Owned Investment Sub) in reliance on the Order.

[4]

Section 2(a)(48) defines a BDC to be any closed-end investment company that operates for the purpose of making investments in securities described in Sections 55(a)(1) through 55(a)(3) and makes available significant managerial assistance with respect to the issuers of such securities.

“Disposition” means the sale, exchange or other disposition of an interest in a security of an issuer.

“Eligible Directors” means, with respect to a Regulated Fund and a Potential Co-Investment Transaction, the members of the Regulated Fund’s Board eligible to vote on that Potential Co-Investment Transaction under Section 57(o) of the Act (treating any registered investment company or series thereof as a BDC for this purpose).

“Existing Regulated Fund” means BDC I from and after its election to be regulated as a BDC under the Act.

“Follow-On Investment” means an additional investment in the same issuer, including, but not limited to, through the exercise of warrants, conversion privileges or other rights to purchase securities of the issuer.

“Future Adviser” means any future investment adviser that (i) controls, is controlled by or is under common control with ASP, (ii) (a) is registered as an investment adviser under the Advisers Act or (b) is a relying adviser of an investment adviser that is registered under the Advisers Act and that controls, is controlled by or is under common control with ASP, and (iii) is not a Regulated Fund or a subsidiary of a Regulated Fund.

“Future Regulated Fund” means a closed-end management investment company (a) that is registered under the Act or has elected to be regulated as a BDC, (b) whose investment adviser (and sub-adviser, if any) is an Adviser and (c) that intends to participate in the Co-investment Program.

“Independent Director” means a member of the Board of any relevant entity who is not an “interested person” as defined in Section 2(a)(19) of the Act. No Independent Director of a Regulated Fund (including any non-interested member of an Independent Party) will have a financial interest in any Co-Investment Transaction, other than indirectly through share ownership in one of the Regulated Funds.

“Independent Party” means, with respect to a BDC Downstream Fund, (a) if the BDC Downstream Fund has a board of directors (or the equivalent), the board or (b) if the BDC Downstream Fund does not have a board of directors (or the equivalent), a transaction committee or advisory committee of the BDC Downstream Fund.

“JT No-Action Letters” means SMC Capital. Inc., SEC No-Action Letter (pub. avail. Sept. 5, 1995) and Massachusetts Mutual Life Insurance Company, SEC No-Action Letter (pub. avail. June 7, 2000).

“Objectives and Strategies” means (i) with respect to any Regulated Fund other than a BDC Downstream Fund, its investment objectives and strategies, as described in its most current filings with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and/or the Act, and its most current report to stockholders, and (ii) with respect to any BDC Downstream Fund, those investment objectives and strategies described in its disclosure documents (including private placement memoranda and reports to equity holders) and organizational documents (including operating agreements).

“Potential Co-Investment Transaction” means any investment opportunity in which a Regulated Fund (or its Wholly-Owned Investment Sub) could not participate together with one or more Affiliated Funds, one or more ASP Proprietary Accounts, and/or one or more other Regulated Funds (or its Wholly-Owned Investment Sub) without obtaining and relying on the Order.

“Pre-Boarding Investments” are investments in an issuer held by a Regulated Fund as well as one or more Affiliated Funds, one or more ASP Proprietary Accounts, and/or one or more other Regulated Funds that:

(i)	were acquired prior to participating in any Co-Investment Transaction;

(ii)	were acquired in transactions in which the only term negotiated by or on behalf of such funds was price; and

(iii)

were acquired either: (x) in reliance on one of the JT No-Action Letters; or (y) in transactions occurring at least 90 days apart and without coordination between the Regulated Fund and any Affiliated Fund or other Regulated Fund.

“Regulated Funds” means (a) the Existing Regulated Funds, (b) the Future Regulated Funds and (c) the BDC Downstream Funds.

“Related Party” means (i) any Close Affiliate and (ii) in respect of matters as to which any Adviser has knowledge, any Remote Affiliate.

“Remote Affiliate” means any person described in Section 57(e) in respect of any Regulated Fund (treating any registered investment company or series thereof as a BDC for this purpose) and any limited partner holding 5% or more of the relevant limited partner interests that would be a Close Affiliate but for the exclusion in that definition.

“Required Majority” means a required majority, as defined in Section 57(o) of the Act.5

“SBIC Subsidiary” means a Wholly-Owned Investment Sub that is licensed by the Small Business Administration (the “SBA”) to operate under the Small Business Investment Act of 1958, as amended (the “SBA Act”), as a small business investment company (an “SBIC”).

[5]

In the case of a Regulated Fund that is a registered closed-end fund, the Board members that make up the Required Majority will be determined as if the Regulated Fund were a BDC subject to Section 57(o). In the case of a BDC Downstream Fund with a board of directors (or the equivalent), the members that make up the Required Majority will be determined as if the BDC Downstream Fund were a BDC subject to Section 57(o). In the case of a BDC Downstream Fund with a transaction committee or advisory committee, the committee members that make up the Required Majority will be determined as if the BDC Downstream Fund were a BDC subject to Section 57(o) and as if the committee members were directors of the fund.

“Tradable Security” means a security that meets the following criteria at the time of Disposition:

(i)	it trades on a national securities exchange or designated offshore securities market as defined in rule 902(b) under the Securities Act;

(ii)	it is not subject to restrictive agreements with the issuer or other security holders; and

(iii)

it trades with sufficient volume and liquidity (findings as to which are documented by the Advisers to any Regulated Funds holding investments in the issuer and retained for the life of the Regulated Fund) to allow each Regulated Fund to dispose of its entire position remaining after the proposed Disposition within a short period of time not exceeding 30 days at approximately the value (as defined by Section 2(a)(41) of the Act) at which the Regulated Fund has valued the investment.

“Wholly-Owned Investment Sub” means any entity (i) that is wholly-owned by an Existing Regulated Fund or a Future Regulated Fund (with such Regulated Fund at all times holding, beneficially and of record, 100% of the voting and economic interests); (ii) whose sole business purpose is to hold one or more investments and issue debt on behalf or in lieu of such Regulated Fund (and, in the case of an SBIC Subsidiary, maintain a license under the SBA Act and issue debentures guaranteed by the SBA); (iii) with respect to which such Regulated Fund’s Board has the sole authority to make all determinations with respect to the entity’s participation under the Conditions to this Application; and (iv) that either (a) would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act or (b) relies on Rule 3a-7 under the Act.

II.	APPLICANTS

Each Applicant is directly or indirectly controlled by Adams Street Associates, L.P., a Delaware limited partnership (“Adams Street Associates”). Adams Street Associates, however, is a holding company and does not currently offer investment advisory services to any person and is not expected to do so in the future. Accordingly, Adams Street Associates has not been included as an Applicant.

A.	Adams Street Private Credit BDC, LLC

BDC I is a Delaware limited liability company incorporated on March 29, 2019 and structured as an externally managed, non-diversified closed-end investment company. BDC I expects to file an election to be regulated as a BDC under the Act.

BDC I’s Objectives and Strategies are to generate current income and capital appreciation primarily through debt investments in U.S. middle market companies. BDC I seeks to achieve its investment objective primarily through direct originations of secured debt (which we refer to as “Middle Market Senior Loans”), including first lien senior secured loans (which may include stand-alone first lien loans, first lien/last out loans and “unitranche” loans) and second lien senior secured loans, with the balance of its assets invested in higher yielding investments (which may include unsecured debt, mezzanine debt and investments in equities). The Middle Market Senior Loans are generally made to private U.S. middle market companies that are, in many cases, controlled by private equity firms.

The Board of BDC I (the “BDC I Board”) will be comprised of a majority of Independent Directors of BDC I. BDC I intends to elect, and intends to qualify annually, to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and intends to operate in a manner so as to qualify for the tax treatment applicable to RICs.

B.	Adams Street Partners, LLC

ASP, a Delaware limited liability company is an investment adviser registered with the Commission under the Advisers Act, serves as investment adviser to BDC I and will be responsible for sourcing potential investments, conducting research and due diligence on prospective investments and equity sponsors, analyzing investment opportunities, structuring the investments of BDC I after it commences investment activities. ASP serves and will serve as an investment adviser to the Existing Affiliated Funds identified on Schedule A hereto (other than Adams Street Private Credit Fund-A LP, Adams Street Private Credit Fund-B LP, Adams Street Private Credit Fund II-A LP and Adams Street Private Credit Fund II-B LP).

“ASP Investment Committee” refers to the investment committee at ASP that is responsible for reviewing and approving investments for BDC I. The members of the ASP Investment Committee are supervised persons of ASP. ASP has developed a robust allocation process as part of its overall compliance policies and procedures. ASP would present the Potential Co-Investment Transaction and the proposed allocation to the ASP Investment Committee for its approval. If the ASP Investment Committee approved an investment for BDC I, the investment and all relevant allocation information would then be presented to the BDC I Board, for its approval in accordance with the Conditions of this Application. Other Advisers will implement similarly robust allocation procedures that will ensure that all Potential Co-Investment Transactions that any other Adviser considers for an Affiliated Fund will also be presented to each Adviser to a Regulated Fund in compliance with Condition 1. Any other Adviser to a Regulated Fund will be registered as an investment adviser under the Advisers Act.

C.	Adams Street Credit Advisors

Adams Street Credit Advisors, a Delaware limited partnership, serves as the investment adviser to four Existing Affiliated Funds.

D.	Existing Affiliated Funds

The Advisers manage the Existing Affiliated Funds. A complete list of the Existing Affiliated Funds is included in Schedule A hereto.

E.	ASP Proprietary Accounts

ASP manages the ASP Proprietary Accounts, which hold various financial assets in a principal capacity. ASP has various business lines that it operates through its wholly- or majority-owned subsidiaries.

III.	ORDER REQUESTED

The Applicants respectfully request an Order of the Commission under Sections 17(d) and 57(i) and Rule 17d-1 thereunder to permit, subject to the terms and Conditions set forth below in this Application, a Regulated Fund and one or more other Regulated Funds, one or more Affiliated Funds and/or one or more ASP Proprietary Accounts to enter into Co-Investment Transactions with each other.

The Regulated Funds, the Affiliated Funds and ASP Proprietary Accounts seek relief to enter into Co-Investment Transactions because such Co-Investment Transactions would otherwise be prohibited by either or both of Section 17(d) or Section 57(a)(4) and the Rules under the Act. This Application seeks relief in order to (i) enable the Regulated Funds, Affiliated Funds and ASP Proprietary Accounts to avoid, among other things, the practical commercial and/or economic difficulties of trying to structure, negotiate and persuade counterparties to enter into transactions while awaiting the granting of the relief requested in individual applications with respect to each Co-Investment Transaction that arises in the future and (ii) enable the Regulated Funds, the Affiliated Funds and the ASP Proprietary Accounts to avoid the significant legal and other expenses that would be incurred in preparing such individual applications.

A.	Overview

Applicants include the Existing Advisers, which are ASP and Adams Street Credit Advisors. The Existing Advisers manage private credit funds and separate accounts with a variety of mandates. The clients of the Existing Advisers currently include a closed-end investment company that intends to elect to be regulated as a BDC, and Existing Affiliated Funds as identified on Schedule A hereto. Each of the Existing Advisers manages and the Future Advisers will manage the assets entrusted to it by its clients in accordance with its fiduciary duty to those clients and, in the case of the BDCs and the registered investment companies, the Act.

Each of the Existing Advisers is, and the Future Advisers will be, presented with many investment opportunities each year on behalf of their clients and must determine how to allocate those opportunities in a manner that, over time, is fair and equitable to all of their clients, and without violating the prohibitions on joint transactions included in Rule 17d-1 and Section 57(a)(4) of the Act. Such investment opportunities may be joint transactions such that the Advisers may not include a Regulated Fund in the allocation if another Regulated Fund and/or any Affiliated Fund is participating. Once invested in a security, the Regulated Funds and Affiliated Funds often have the opportunity to either complete an additional investment in the same issuer or exit the investment in a transaction that may be a joint transaction. If a Regulated Fund and one or more Affiliated Funds are invested in an issuer, such funds may not participate in a follow-on investment or exit the investment if the terms of the transaction would be a prohibited joint transaction.

As a result, the Regulated Funds and Affiliated Funds are limited in the types of transactions in which they can participate with each other, and the Regulated Funds would be required to forego transactions that would be beneficial to investors in the Regulated Funds. Thus, Applicants are seeking the relief requested by the Application for certain initial investments, Follow-On Investments, and Dispositions as described below.

The Applicants discuss the need for the requested relief in greater detail in Section III.C below.

Each of the Existing Advisers has established, and each of the Future Advisers will establish, rigorous processes for allocating initial investment opportunities, opportunities for subsequent investments in an issuer and dispositions of securities holdings reasonably designed to treat all clients fairly and equitably. As discussed below, these processes will be extended and modified in a manner reasonably designed to ensure that the additional transactions permitted under the Order will both (i) be fair and equitable to the Regulated Funds and the Affiliated Funds and (ii) comply with the Conditions contained in the Order.

1.    The Investment Process

The investment process consists of three stages: (i) the identification and consideration of investment opportunities (including follow-on investment opportunities); (ii) order placement and allocation; and (iii) consideration by each applicable Regulated Fund’s Board when a Potential Co-Investment Transaction is being considered by one or more Regulated Funds, as provided by the Order.

a.    Identification and Consideration of Investment Opportunities

Each of the Existing Advisers is, and each of the Future Advisers will be, organized and managed such that the individual portfolio managers, as well as the teams and committees of portfolio managers, analysts and senior management (“Investment Teams” and “Investment Committees”),6 responsible for evaluating investment opportunities and making investment decisions on behalf of clients are promptly notified of the opportunities.

Opportunities for Potential Co-Investment Transactions may arise when investment advisory personnel of an Adviser or an ASP Proprietary Account become aware of investment opportunities that may be appropriate for one or more Regulated Funds, one or more Affiliated Funds and one or more ASP Proprietary Accounts. If the requested Order is granted, the Advisers will establish, maintain and implement policies and procedures reasonably designed to ensure that, when such opportunities arise, the Advisers to the relevant Regulated Funds are promptly notified and receive the same information about the opportunity as any other Advisers considering the opportunity for their clients or as any ASP Proprietary Accounts considering the opportunity for themselves. In particular, consistent with Condition 1, if a Potential Co-Investment Transaction falls within the then-current Objectives and Strategies and any Board-Established Criteria of a Regulated Fund, the policies and procedures will require that the relevant portfolio managers, Investment Teams and/or Investment Committees responsible for that Regulated Fund receive sufficient information to allow the Regulated Fund’s Adviser to make its independent determination and recommendations under Conditions 1, 2(a), 6, 7, 8 and 9 (as applicable).7 In

[6]	Investment Teams and Investment Committees responsible for an area of investment may include portfolio managers, analysts and senior management from one or more of the Advisers.
[7]

Representatives from each Adviser to a Regulated Fund are members of each Investment Team or Investment Committee, or are otherwise entitled to participate in each meeting of any Investment Team or Investment Committee, that is expected to approve or reject recommended investment opportunities falling within its Regulated Funds’ Objectives and Strategies and Board-Established Criteria. Accordingly, the policies and procedures may provide, for example, that the Adviser will receive the information required under Condition 1 in conjunction with its representatives’ participation in the relevant Investment Team or Investment Committee. The Investment Teams and Investment Committees will keep minutes of their meetings, and such minutes will include reference to the specific investment opportunities considered at the meeting.

addition, the policies and procedures will specify the individuals or roles responsible for carrying out the policies and procedures, including ensuring that the Advisers receive such information. After receiving notification of a Potential Co-Investment Transaction under Condition 1(a), the Adviser to each applicable Regulated Fund, working through the applicable portfolio manager, or in conjunction with any applicable Investment Team or Investment Committee, will then make an independent determination of the appropriateness of the investment for the Regulated Fund in light of the Regulated Fund’s then-current circumstances.

Applicants acknowledge that the ASP Proprietary Accounts are not funds advised by Advisers. Applicants do not believe that the participation of the ASP Proprietary Accounts in Co-Investment Transactions would raise any regulatory or mechanical concerns different from those discussed with respect to the Affiliated Funds. With respect to Potential Co-Investment Transactions within a Regulated Fund’s Objectives and Strategies and Board-Established Criteria that are considered by an ASP Proprietary Account, such Potential Co-Investment Transactions will be referred to the Advisers of the Regulated Funds by the Adviser of the ASP Proprietary Account to ensure that Condition 1(a) will be satisfied.

Applicants represent that, if the requested Order is granted, the investment advisory personnel of the Advisers to the Regulated Funds will be charged with making sure they identify, and participate in this process with respect to, each investment opportunity that falls within the Objectives and Strategies and Board-Established Criteria of each Regulated Fund. Applicants assert that the Advisers’ allocation policies and procedures will be structured so that the relevant investment advisory personnel for each Regulated Fund will be promptly notified of all Potential Co-Investment Transactions that fall within the then-current Objectives and Strategies and Board-Established Criteria of such Regulated Fund and that the Advisers will undertake to perform these duties regardless of whether the Advisers serve as investment adviser or sub-adviser to the Affiliated Funds.

b.    Order Placement and Allocation

General. If the Adviser to a Regulated Fund deems the Regulated Fund’s participation in any Potential Co-Investment Transaction to be appropriate, it will, working through the applicable portfolio manager or in conjunction with any applicable Investment Team or Investment Committee, formulate a recommendation regarding the proposed order amount for the Regulated Fund. In doing so, the Adviser and any applicable Investment Team or Investment Committee may consider such factors, among others, as investment guidelines, issuer, industry and geographical concentration, availability of cash and other opportunities for which cash is needed, tax considerations, leverage covenants, regulatory constraints (such as requirements under the Act), investment horizon, potential liquidity needs, and the Regulated Fund’s risk concentration policies.

Allocation Procedure. For each Regulated Fund and Affiliated Fund whose Adviser recommends participating in a Potential Co-Investment Transaction, the Adviser will submit a proposed order amount to the internal investment allocation team, which will be reviewed by the multiple members of the investment allocation team. Prior to the External Submission (as defined below), each proposed order amount may be reviewed and adjusted, in accordance with the Advisers’ written allocation policies and procedures, by the portfolio construction team established by the Advisers on which senior management and, to the extent necessary, one legal/ compliance person participate.8 The order of a Regulated Fund or Affiliated Fund resulting from this process is referred to as its “Internal Order.” The Internal Order will be submitted for approval by the Required Majority of any participating Regulated Funds in accordance with the Conditions and as discussed in Section III.A.l.c below.

If the aggregate Internal Orders for a Potential Co-Investment Transaction do not exceed the size of the investment opportunity immediately prior to the submission of the orders to the underwriter, broker, dealer or issuer, as applicable (the “External Submission”), then each Internal Order will be fulfilled as placed. If, on the other hand, the aggregate Internal Orders for a Potential Co-Investment Transaction exceed the size of the investment opportunity immediately prior to the External Submission, then the allocation of the opportunity will be made pro rata on the basis of the size of the Internal Orders.9 If, subsequent to such External Submission, the size of the opportunity is increased or decreased, or if the terms of such opportunity, or the facts and circumstances applicable to the Regulated Funds’ or the Affiliated Funds’ consideration of the opportunity, change, the participants will be permitted to submit revised Internal Orders in accordance with written allocation policies and procedures that the Advisers will establish, implement and maintain. The Board of the Regulated Fund will then either approve or disapprove of the investment opportunity in accordance with Condition 2, 6, 7, 8 or 9, as applicable.

Compliance. The Applicants represent that the allocation review process of each Existing Adviser is, and the allocation review process of each Future Adviser will be, a robust process designed as part of their overall compliance policies and procedures to ensure that every client is treated fairly and that the Advisers are following their allocation policies. The allocation process is monitored and reviewed by the compliance team, led by the chief compliance officer, and will be approved by the Board of each Regulated Fund.

[8]	The reason for any such adjustment to a proposed order amount will be documented in writing and preserved in the records of the Advisers.
[9]

The Advisers will maintain records of all proposed order amounts, Internal Orders and External Submissions in conjunction with Potential Co-Investment Transactions. Each applicable Adviser will provide the Eligible Directors with information concerning the Affiliated Funds’ and Regulated Funds’ order sizes to assist the Eligible Directors with their review of the applicable Regulated Fund’s investments for compliance with the Conditions.

c.    Approval of Potential Co-Investment Transactions

A Regulated Fund will enter into a Potential Co-Investment Transaction with one or more other Regulated Funds, one or more Affiliated Funds and/or one or more ASP Proprietary Accounts only if, prior to the Regulated Fund’s participation in the Potential Co-Investment Transaction, the Required Majority approves it in accordance with the Conditions of this Order.

In the case of a BDC Downstream Fund with an Independent Party consisting of a transaction committee or advisory committee, the individuals on the committee would possess experience and training comparable to that of the directors of the parent Regulated Fund and sufficient to permit them to make informed decisions on behalf of the applicable BDC Downstream Fund. Applicants represent that the Independent Parties of the BDC Downstream Funds would be bound (by law or by contract) by fiduciary duties comparable to those applicable to the directors of the parent Regulated Fund, including a duty to act in the best interests of their respective funds when approving transactions. These duties would apply in the case of all Potential Co-Investment Transactions, including transactions that could present a conflict of interest.

Further, Applicants believe that the existence of differing routes of approval between the BDC Downstream Funds and other Regulated Funds would not result in Applicants investing through the BDC Downstream Funds in order to avoid obtaining the approval of a Regulated Fund’s Board. Each Regulated Fund and BDC Downstream Fund has its own Objectives and Strategies and may have its own Board-Established Criteria, the implementation of which depends on the specific circumstances of the entity’s portfolio at the time an investment opportunity is presented. As noted above, consistent with its duty to its BDC Downstream Funds, the Independent Party must reach a conclusion on whether or not an investment is in the best interest of its relevant BDC Downstream Funds. An investment made solely to avoid an approval requirement at the Regulated Fund level should not be viewed as in the best interest of the entity in question and, thus, would not be approved by the Independent Party.

A Regulated Fund may participate in Pro Rata Dispositions and Pro Rata Follow-On Investments without obtaining prior approval of the Required Majority in accordance with Conditions 6(c)(i) and 8(b)(i).

2.	Delayed Settlement

All Regulated Funds and Affiliated Funds participating in a Co-Investment Transaction will invest at the same time, for the same price and with the same terms, conditions, class, registration rights and any other rights, so that none of them receives terms more favorable than any other. However, the settlement date for an Affiliated Fund in a Co-Investment Transaction may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa. Nevertheless, in all cases, (i) the date on which the commitment of the Affiliated Funds and Regulated Funds is made will be the same even where the settlement date is not, and (ii) the earliest settlement date and the latest settlement date of any Affiliated Fund or Regulated Fund participating in the transaction will occur within ten business days of each other.

3.    Permitted Follow-On Investments and Approval of Follow-On Investments

From time to time, the Regulated Funds, Affiliated Funds and ASP Proprietary Accounts may have opportunities to make Follow-On Investments in an issuer in which a Regulated Fund and one or more other Regulated Funds, one or more Affiliated Funds and/or one or more ASP Proprietary Accounts previously have invested and continue to hold an investment. If the Order is granted, Follow-On Investments will be made in a manner that, over time, is fair and equitable to all of the Regulated Funds, Affiliated Funds and ASP Proprietary Accounts and in accordance with the proposed procedures discussed above and with the Conditions of the Order.

The Order would divide Follow-On Investments into two categories depending on whether the Regulated Funds and Affiliated Funds (and potentially ASP Proprietary Accounts) holding investments in the issuer previously participated in a Co-Investment Transaction with respect to the issuer and continue to hold any securities acquired in a Co-Investment Transaction for that issuer. If such Regulated Funds and Affiliated Funds (and potentially ASP Proprietary Accounts) have previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Follow-On Investment would be subject to the process discussed in Section III.A.3.a. below and governed by Condition 8. These Follow-On Investments are referred to as “Standard Review Follow-Ons.” If such Regulated Funds and Affiliated Funds have not previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Follow-On Investment would be subject to the “onboarding process” discussed in Section III.A.3.b. below and governed by Condition 9. These Follow-On Investments are referred to as “Enhanced Review Follow-Ons.”

a.    Standard Review Follow-Ons

A Regulated Fund may invest in Standard Review Follow-Ons either with the approval of the Required Majority using the procedures required under Condition 8(c) or, where certain additional requirements are met, without Board approval under Condition 8(b).

A Regulated Fund may participate in a Standard Review Follow-On without obtaining the prior approval of the Required Majority if it is (i) a Pro Rata Follow-On Investment or (ii) a Non-Negotiated Follow-On Investment.

A “Pro Rata Follow-On Investment” is a Follow-On Investment (i) in which the participation of each Regulated Fund, each Affiliated Fund and each ASP Proprietary Account is proportionate to its outstanding investments in the issuer or security, as appropriate,10 immediately preceding the Follow-On Investment, and (ii) in the case of a Regulated Fund, a majority of the Board has approved the Regulated Fund’s participation in the pro rata Follow-On Investments as being in the best interests of the Regulated Fund. The Regulated Fund’s Board may refuse to approve, or at any time rescind, suspend or qualify, its approval of Pro Rata Follow-On Investments, in which case all subsequent Follow-On Investments will be submitted to the Regulated Fund’s Eligible Directors in accordance with Condition 8(c).

A “Non-Negotiated Follow-On Investment” is a Follow-On Investment in which a Regulated Fund participates together with one or more Affiliated Funds, one or more ASP Proprietary Accounts and/or one or more other Regulated Funds (i) in which the only term negotiated by or on behalf of the funds is price and (ii) with respect to which, if the transaction were considered on its own, the funds would be entitled to rely on one of the JT No-Action Letters.

[10]	See note 24, below.

Applicants believe that these Pro Rata Follow-On Investments and Non-Negotiated Follow-On Investments do not present a significant opportunity for overreaching on the part of any Adviser and thus do not warrant the time or the attention of the Board. Pro Rata Follow-On Investments and Non-Negotiated Follow-On Investments remain subject to the Board’s periodic review in accordance with Condition 10.

b.    Enhanced Review Follow-Ons

One or more Regulated Funds, one or more Affiliated Funds and one or more ASP Proprietary Accounts holding Pre-Boarding Investments may have the opportunity to make a Follow-On Investment that is a Potential Co-Investment Transaction in an issuer with respect to which they have not previously participated in a Co-Investment Transaction. In these cases, the Regulated Funds, Affiliated Funds and ASP Proprietary Accounts may rely on the Order to make such Follow-On Investment subject to the requirements of Condition 9. These enhanced review requirements constitute an “onboarding process” whereby Regulated Funds, Affiliated Funds and ASP Proprietary Accounts may utilize the Order to participate in Co-Investment Transactions even though they already hold Pre-Boarding Investments. For a given issuer, the participating Regulated Funds, Affiliated Funds and ASP Proprietary Accounts need to comply with these requirements only for the first Co-Investment Transaction. Subsequent Co-Investment Transactions with respect to the issuer will be governed by Condition 8 under the standard review process.

4.    Dispositions

The Regulated Funds, Affiliated Funds and ASP Proprietary Accounts may be presented with opportunities to sell, exchange or otherwise dispose of securities in a transaction that would be prohibited by Rule 17d-1 or Section 57(a)(4), as applicable. If the Order is granted, such Dispositions will be made in a manner that, over time, is fair and equitable to all of the Regulated Funds, Affiliated Funds and ASP Proprietary Accounts and in accordance with procedures set forth in the proposed Conditions to the Order, as discussed below.

The Order would divide these Dispositions into two categories: (i) if the Regulated Funds and Affiliated Funds (and potentially ASP Proprietary Accounts) holding investments in the issuer have previously participated in a Co-Investment Transaction with respect to the issuer and continue to hold any securities acquired in a Co-Investment Transaction for such issuer, then the terms and approval of the Disposition (hereinafter referred to as “Standard Review Dispositions”) would be subject to the process discussed in Section III.A.4.a. below and governed by Condition 6; and (ii) if the Regulated Funds and Affiliated Funds have not previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Disposition (hereinafter referred to as “Enhanced Review Dispositions”) would be subject to the same “onboarding process” discussed in Section III.A.3.b. above and governed by Condition 7.

a.    Standard Review Dispositions

A Regulated Fund may participate in a Standard Review Disposition either with the approval of the Required Majority using the standard procedures required under Condition 6(d) or, where certain additional requirements are met, without Board approval under Condition 6(c).

A Regulated Fund may participate in a Standard Review Disposition without obtaining the prior approval of the Required Majority if (i) the Disposition is a Pro Rata Disposition or (ii) the securities are Tradable Securities and the Disposition meets the other requirements of Condition 6(c) (ii).

A “Pro Rata Disposition” is a Disposition (i) in which the participation of each Regulated Fund, each Affiliated Fund and each ASP Proprietary Account is proportionate to its outstanding investment in the security subject to Disposition immediately preceding the Disposition;11 and (ii) in the case of a Regulated Fund, a majority of the Board has approved the Regulated Fund’s participation in pro rata Dispositions as being in the best interests of the Regulated Fund. The Regulated Fund’s Board may refuse to approve, or at any time rescind, suspend or qualify, their approval of Pro Rata Dispositions, in which case all subsequent Dispositions will be submitted to the Regulated Fund’s Eligible Directors.

In the case of a Tradable Security, approval of the required majority is not required for the Disposition if: (x) the Disposition is not to the issuer or any affiliated person of the issuer;12 and (y) the security is sold for cash in a transaction in which the only term negotiated by or on behalf of the participating Regulated Funds, Affiliated Funds and ASP Proprietary Accounts is price. Pro Rata Dispositions and Dispositions of a Tradable Security remain subject to the Board’s periodic review in accordance with Condition 10.

b.    Enhanced Review Dispositions

One or more Regulated Funds, one or more Affiliated Funds and/or one or more ASP Proprietary Accounts that have not previously participated in a Co-Investment Transaction with respect to an issuer may have the opportunity to make a Disposition of Pre-Boarding Investments in a Potential Co-Investment Transaction. In these cases, the Regulated Funds, Affiliated Funds and ASP Proprietary Accounts may rely on the Order to make such Disposition subject to the requirements of Condition 7. As discussed above, with respect to investment in a given issuer, the participating Regulated Funds, Affiliated Funds and ASP Proprietary Accounts need only complete the onboarding process for the first Co-Investment Transaction, which may be an Enhanced Review Follow-On or an Enhanced Review Disposition.13 Subsequent Co-Investment Transactions with respect to the issuer will be governed by Condition 6 or 8 under the standard review process.

[11]	See note 22, below.
[12]

In the case of a Tradable Security, Dispositions to the issuer or an affiliated person of the issuer are not permitted so that funds participating in the Disposition do not benefit to the detriment of Regulated Funds that remain invested in the issuer. For example, if a Disposition of a Tradable Security were permitted to be made to the issuer, the issuer may be reducing its short term assets (i.e., cash) to pay down long term liabilities.

[13]

However, with respect to an issuer, if a Regulated Fund’s first Co-Investment Transaction is an Enhanced Review Disposition, and the Regulated Fund does not dispose of its entire position in the Enhanced Review Disposition, then before such Regulated Fund may complete its first Standard Review Follow-On in such issuer, the Eligible Directors must review the proposed Follow-On Investment not only on a stand-alone basis but also in relation to the total economic exposure in such issuer (i.e., in combination with the portion of the Pre-Boarding Investment not disposed of in the Enhanced Review Disposition), and the other terms of the investments. This additional review is required because such findings were not required in connection with the prior Enhanced Review Disposition, but they would have been required had the first Co-Investment Transaction been an Enhanced Review Follow-On.

5.    Use of Wholly-Owned Investment Subs

An Existing Regulated Fund or a Future Regulated Fund may, from time to time, form one or more Wholly-Owned Investment Subs. Such a subsidiary may be prohibited from investing in a Co-Investment Transaction with a Regulated Fund (other than its parent) or any Affiliated Fund or ASP Proprietary Account because it would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) and Rule 17d-1. Applicants request that each Wholly-Owned Investment Sub be permitted to participate in Co-Investment Transactions in lieu of the Regulated Fund that owns it and that the Wholly-Owned Investment Sub’s participation in any such transaction be treated, for purposes of the Order, as though the parent Regulated Fund were participating directly.

Applicants note that an entity could not be both a Wholly-Owned Investment Sub and a BDC Downstream Fund because, in the former case, the Board of the parent Regulated Fund makes any determinations regarding the subsidiary’s investments while, in the latter case, the Independent Party makes such determinations.

B.	Applicable Law

1.    Section 17(d) and Section 57(a)(4)

Section 17(d) of the Act generally prohibits an affiliated person (as defined in Section 2(a)(3) of the Act), or an affiliated person of such affiliated person, of a registered investment company acting as principal, from effecting any transaction in which the registered investment company is a joint or a joint and several participant, in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the registered investment company on a basis different from or less advantageous than that of such other participant.

Similarly, with regard to BDCs, Section 57(a)(4) prohibits certain persons specified in Section 57(b) from participating in a joint transaction with the BDC, or a company controlled by the BDC, in contravention of rules as prescribed by the Commission. In particular, Section 57(a)(4) applies to:

•	Any director, officer, employee, or member of an advisory board of a BDC or any person (other than the BDC itself) who is an affiliated person of the forgoing pursuant to Section 2(a)(3)(C); or

•

Any investment adviser or promoter of, general partner in, principal underwriter for, or person directly or indirectly either controlling, controlled by, or under common control with, a BDC (except the BDC itself and any person who, if it were not directly or indirectly controlled by the BDC, would not be directly or indirectly under the control of a person who controls the BDC);[14] or any person who is an affiliated person of any of the forgoing within the meaning of Section 2(a)(3)(C) or (D).

[14]

Also excluded from this category by Rule 57b-1 is any person who would otherwise be included (a) solely because that person is directly or indirectly controlled by a business development company, or (b) solely because that person is, within the meaning of Section 2(a)(3)(C) or (D), an affiliated person of a person described in (a) above.

Pursuant to the foregoing application of Section 57(a)(4), BDC Downstream Funds, on the one hand, and other Regulated Funds, Affiliated Funds and ASP Proprietary Accounts, on the other hand, may not co-invest absent an exemptive order because the BDC Downstream Funds are controlled by a BDC and the Affiliated Funds, ASP Proprietary Accounts and other Regulated Funds are included in Section 57(b).

Section 2(a)(3)(C) defines an “affiliated person” of another person to include any person directly or indirectly controlling, controlled by, or under common control with, such other person. Section 2(a)(3)(D) defines “any officer, director, partner, copartner, or employee” of an affiliated person as an affiliated person. Section 2(a)(9) defines “control” as the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with that company. Under Section 2(a)(9), a person who beneficially owns, either directly or through one or more controlled companies, more than 25% of the voting securities of a company is presumed to control such company. The Commission and its staff have indicated on a number of occasions their belief that an investment adviser that provides discretionary investment management services to a fund and that sponsored, selected the initial directors, and provides administrative or other non-advisory services to the fund, controls such fund, absent compelling evidence to the contrary.15

2.    Rule 17d-1

Rule 17d-1 generally prohibits an affiliated person (as defined in Section 2(a)(3)), or an affiliated person of such affiliated person, of a registered investment company acting as principal, from effecting any transaction in which the registered investment company, or a company controlled by such registered company, is a joint or a joint and several participant, in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the registered investment company on a basis different from or less advantageous than that of such first or second tier affiliate. Rule 17d-1 generally prohibits participation by a registered investment company and an affiliated person (as defined in Section 2(a)(3)) or principal underwriter for that investment company, or an affiliated person of such affiliated person or principal underwriter, in any “joint enterprise or other joint arrangement or profit-sharing plan,” as defined in the rule, without prior approval by the Commission by order upon application.

[15]

See, e.g., SEC Rel. No. IC-4697 (Sept. 8, 1966) (“For purposes of Section 2(a)(3)(C), affiliation based upon control would depend on the facts of the given situation, including such factors as extensive interlocks of officers, directors or key personnel, common investment advisers or underwriters, etc.”); Lazard Freres Asset Management, SEC No-Action Letter (pub. avail. Jan. 10, 1997) (“While, in some circumstances, the nature of an advisory relationship may give an adviser control over its client’s management or policies, whether an investment company and another entity are under common control is a factual question...”).

Rule 17d-1 was promulgated by the Commission pursuant to Section 17(d) and made applicable to persons subject to Sections 57(a) and (d) by Section 57(i) to the extent specified therein. Section 57(i) provides that, until the Commission prescribes rules under Sections 57(a) and (d), the Commission’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a) or (d). Because the Commission has not adopted any rules under Section 57(a) or (d), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a) or (d).

Applicants seek relief pursuant to Rule 17d-1, which permits the Commission to authorize joint transactions upon application. In passing upon applications filed pursuant to Rule 17d-1, the Commission is directed by Rule 17d-1(b) to consider whether the participation of a registered investment company or controlled company thereof in the joint enterprise or joint arrangement under scrutiny is consistent with provisions, policies and purposes of the Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

The Commission has stated that Section 17(d), upon which Rule 17d-1 is based, and upon which Section 57(a)(4) was modeled, was designed to protect investment companies from self-dealing and overreaching by insiders. The Commission has also taken notice that there may be transactions subject to these prohibitions that do not present the dangers of overreaching.16 The Court of Appeals for the Second Circuit has enunciated a like rationale for the purpose behind Section 17(d): “The objective of [Section] 17(d)...is to prevent...injuring the interest of stockholders of registered investment companies by causing the company to participate on a basis different from or less advantageous than that of such other participants.”17 Furthermore, Congress acknowledged that the protective system established by the enactment of Section 57 is “similar to that applicable to registered investment companies under Section 17, and rules thereunder, but is modified to address concerns relating to unique characteristics presented by business development companies.”18 Applicants believe that the Conditions would ensure that the conflicts of interest that Section 17(d) and Section 57(a)(4) were designed to prevent would be addressed and the standards for an order under Rule 17d-1 and Section 57(i) would be met.

C.	Need for Relief

Co-Investment Transactions are prohibited by either or both of Rule 17d-1 and Section 57(a)(4) without a prior exemptive order of the Commission to the extent that the Affiliated Funds, ASP Proprietary Accounts and the Regulated Funds participating in such transactions fall within the category of persons described by Rule 17d-1 and/or Section 57(b), as modified by Rule 57b-1 thereunder, as applicable, vis-a-vis each participating Regulated Fund.

[16]	See Protecting Investors: A Half-Century of Investment Company Regulation. 1504 Fed. Sec. L. Rep., Extra Edition (May 29, 1992) at 488 et seq.
[17]	Securities and Exchange Commission v. Talley Industries, Inc., 399 F.2d 396, 405 (2d Cir. 1968), cert. denied, 393 U.S. 1015 (1969).
[18]	H.Rep. No. 96-1341, 96th Cong., 2d Sess. 45 (1980) reprinted in 1980 U.S.C.C.A.N. 4827.

Each of the participating Regulated Funds and Affiliated Funds may be deemed affiliated persons vis-à-vis a Regulated Fund within the meaning of Section 2(a)(3) by reason of common control because (i) an Adviser will be the investment adviser (and sub-adviser, if any) to each of the Regulated Funds and Affiliated Funds, and (ii) Advisers may be deemed under common control of Adams Street Associates. Thus, each of the Affiliated Funds could be deemed to be a person related to a Regulated Fund in a manner described by Section 57(b) (or Section 17(d) in the case of Regulated Funds that are registered under the Act) and therefore would be prohibited by Section 57(a)(4) (or Section 17(d) in the case of Regulated Funds that are registered under the Act) and Rule 17d-1 from participating in Co-Investment Transactions without the Order.

Further, because the BDC Downstream Funds and Wholly-Owned Investment Subs are controlled by the Regulated Funds, the BDC Downstream Funds and Wholly-Owned Investment Subs are subject to Section 57(a)(4) (or Section 17(d) in the case of Wholly-Owned Investment Subs controlled by Regulated Funds that are registered under the Act), and thus also subject to the provisions of Rule 17d-1, and therefore would be prohibited from participating in Co-Investment Transactions without the Order.

In addition, the ASP Proprietary Accounts are also entities advised by Advisers, which are or will be controlling, controlled by or under common control with ASP and therefore, may be under common control with the Existing Regulated Fund, the Existing Advisers, and any Future Regulated Funds. Thus, the ASP Proprietary Accounts may be deemed to be a person related to a Regulated Fund in a manner described by Section 57(b) (or Section 17(d) in the case of Regulated Funds that are registered under the Act) and therefore would be prohibited by Section 57(a)(4) (or Section 17(d) in the case of Regulated Funds that are registered under the Act) and Rule 17d-1 from participating in Co-Investment Transactions without the Order.

D.	Precedent

The Commission has issued numerous exemptive orders under the Act permitting registered investment companies and BDCs to co-invest with affiliated persons on terms and conditions similar to those contained in the Application.19 The Commission has accepted, as a basis for relief from the prohibitions on joint transactions, use of allocation and approval procedures to protect the interests of investors in the BDCs and registered investment companies. Applicants submit that the allocation procedures set forth in the Conditions for relief are consistent with and expand the range of investor protections found in the orders cited.

IV.	STATEMENT IN SUPPORT OF RELIEF REQUESTED

In accordance with Rule 17d-1 (made applicable to transactions subject to Section 57(a) by Section 57(i)), the Commission may grant the requested relief as to any particular joint transaction if it finds that the participation of the Regulated Funds in the joint transaction is consistent with the provisions, policies and purposes of the Act and is not on a basis different from or less advantageous than that of other participants. Applicants submit that allowing the Co-Investment Transactions described in this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and the shareholders thereof and (ii) the protections found in the Conditions.

[19]

See, e.g., THL Credit, et al., Investment Company Act Release Nos. 33213 (August 24, 2018) (notice) and 33239 (Sept. 19, 2018) (order); TCG BDC, Inc., et al., Investment Company Act Release Nos. 32945 (Dec. 20, 2017) (notice) and 32969 (Jan. 17, 2018)(order); Apollo Investment Corporation, et al., Investment Company Act Release Nos. 32019 (Mar. 2, 2016) (notice) and 32057 (Mar. 29, 2016) (order).

As required by Rule 17d-1(b), the Conditions ensure that the terms on which Co-Investment Transactions may be made will be consistent with the participation of the Regulated Funds being on a basis that it is neither different from nor less advantageous than other participants, thus protecting the equity holders of any participant from being disadvantaged. The Conditions ensure that all Co-Investment Transactions are reasonable and fair to the Regulated Funds and their shareholders and do not involve overreaching by any person concerned, including the Advisers.

A.	Potential Benefits

In the absence of the relief sought hereby, in many circumstances the Regulated Funds would be limited in their ability to participate in attractive and appropriate investment opportunities. Section 17(d), Section 57(a)(4) and Rule 17d-1 should not prevent BDCs and registered closed-end investment companies from making investments that are in the best interests of their shareholders.

Each Regulated Fund and its shareholders will benefit from the ability to participate in Co-Investment Transactions. The Board of each Regulated Fund, including the Required Majority of such Regulated Funds, will determine that it is in the best interests of the Regulated Fund to participate in Co-Investment Transactions with certain affiliates of the Regulated Fund, including Affiliated Funds and the ASP Proprietary Accounts, because, among other matters, (i) the Regulated Fund should be able to participate in a larger number and greater variety of transactions; (ii) the Regulated Fund should be able to participate in larger transactions; (iii) the Regulated Fund should be able to participate in all opportunities approved by a Required Majority or otherwise permissible under the Order rather than risk underperformance through rotational allocation of opportunities among the Regulated Funds; (iv) the Regulated Fund and any other Regulated Funds participating in the proposed investment should have greater bargaining power, more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (v) the Regulated Fund should be able to obtain greater attention and better deal flow from investment bankers and others who act as sources of investments; and (vi) the Conditions are fair to the Regulated Funds and their shareholders.

B.	Protective Representations and Conditions

The Conditions ensure that the proposed Co-Investment Transactions are consistent with the protection of each Regulated Fund’s shareholders and with the purposes intended by the policies and provisions of the Act. Specifically, the Conditions incorporate the following critical protections: (i) no ASP Proprietary Account will be permitted to invest in a Potential Co-Investment Transaction except to the extent the aggregate Internal Orders for a Potential Co-Investment Transaction are less than the total investment opportunity presented by such Potential Co-Investment Transaction; (ii) all Regulated Funds participating in the Co-Investment Transactions will invest at the same time (except that, subject to the limitations in the Conditions, the settlement date for an Affiliated Fund in a Co-Investment Transaction may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa), for the same price and with the same terms, conditions, class, registration rights and any other rights, so that none of them receives terms more favorable than any other; (iii) a Required Majority of each Regulated Fund must approve various investment decisions (not including transactions completed on a pro rata basis pursuant to Conditions 6(c)(i) and 8(b)(i) or otherwise not requiring Board approval) with respect to such Regulated Fund in accordance with the Conditions; and (iv) the Regulated Funds are required to retain and maintain certain records.

Applicants believe that participation by the Regulated Funds in Pro Rata Follow-On Investments and Pro Rata Dispositions, as provided in Conditions 6(c)(i) and 8(b)(i), is consistent with the provisions, policies and purposes of the Act and will not be made on a basis different from or less advantageous than that of other participants. A formulaic approach, such as pro rata investment or disposition eliminates the possibility for overreaching and unnecessary prior review by the Board. Applicants note that the Commission has adopted a similar pro rata approach in the context of Rule 23c-2, which relates to the redemption by a closed-end investment company of less than all of a class of its securities, indicating the general fairness and lack of overreaching that such approach provides.

Applicants also believe that the participation by the Regulated Funds in Non-Negotiated Follow-On Investments and in Dispositions of Tradable Securities without the approval of a Required Majority is consistent with the provisions, policies and purposes of the Act as there is no opportunity for overreaching by affiliates.

If an Adviser, its principals, or any person controlling, controlled by, or under common control with the Adviser or its principals, and the Affiliated Funds (collectively, the “Holders”) own in the aggregate more than 25 percent of the outstanding voting shares of a Regulated Fund (the “Shares”), then the Holders will vote such Shares as required under Condition 15.

In sum, the Applicants believe that the Conditions would ensure that each Regulated Fund that participates in any type of Co-Investment Transaction does not participate on a basis different from, or less advantageous than, that of such other participants for purposes of Section 17(d) or Section 57(a)(4) and the Rules under the Act. As a result, Applicants believe that the participation of the Regulated Funds in Co-Investment Transactions in accordance with the Conditions would be consistent with the provisions, policies, and purposes of the Act, and would be done in a manner that was not different from, or less advantageous than, the other participants.

V.	CONDITIONS

Applicants agree that any Order granting the requested relief shall be subject to the following Conditions:

1.    Identification and Referral of Potential Co-Investment Transactions.

(a)    The Advisers will establish, maintain and implement policies and procedures reasonably designed to ensure that each Adviser is promptly notified of all Potential Co-Investment Transactions that fall within the then-current Objectives and Strategies and Board- Established Criteria of any Regulated Fund the Adviser manages.

(b)    When an Adviser to a Regulated Fund is notified of a Potential Co-Investment Transaction under Condition 1(a), the Adviser will make an independent determination of the appropriateness of the investment for the Regulated Fund in light of the Regulated Fund’s then-current circumstances.

2.    Board Approvals of Co-Investment Transactions.

(a)    If the Adviser deems a Regulated Fund’s participation in any Potential Co-Investment Transaction to be appropriate for the Regulated Fund, it will then determine an appropriate level of investment for the Regulated Fund.

(b)    If the aggregate amount recommended by the Advisers to be invested in the Potential Co-Investment Transaction by the participating Regulated Funds and any participating Affiliated Funds, collectively, exceeds the amount of the investment opportunity, the investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in Section III.A.l.b above. Each Adviser to a participating Regulated Fund will promptly notify and provide the Eligible Directors with information concerning the Affiliated Funds’ and Regulated Funds’ order sizes to assist the Eligible Directors with their review of the applicable Regulated Fund’s investments for compliance with these Conditions.

(c)    After making the determinations required in Condition 1(b) above, each Adviser to a participating Regulated Fund will distribute written information concerning the Potential Co-Investment Transaction (including the amount proposed to be invested by each participating Regulated Fund, each participating Affiliated Fund and each participating ASP Proprietary Account) to the Eligible Directors of its participating Regulated Fund(s) for their consideration. A Regulated Fund will enter into a Co-Investment Transaction with one or more other Regulated Funds, Affiliated Fund or ASP Proprietary Accounts only if, prior to the Regulated Fund’s participation in the Potential Co-Investment Transaction, a Required Majority concludes that:

(i)    the terms of the transaction, including the consideration to be paid, are reasonable and fair to the Regulated Fund and its equity holders and do not involve overreaching in respect of the Regulated Fund or its equity holders on the part of any person concerned;

(ii)    the transaction is consistent with:

(A)    the interests of the Regulated Fund’s equity holders; and

(B)    the Regulated Fund’s then-current Objectives and Strategies;

(iii)    the investment by any other Regulated Fund(s), Affiliated Fund(s) or ASP Proprietary Account(s) would not disadvantage the Regulated Fund, and participation by the Regulated Fund would not be on a basis different from, or less advantageous than, that of any other Regulated Fund(s), Affiliated Fund(s) or ASP Proprietary Account(s) participating in the transaction; provided that the Required Majority shall not be prohibited from reaching the conclusions required by this Condition 2(c)(iii) if:

(A) the settlement date for another Regulated Fund or an Affiliated Fund in a Co-Investment Transaction is later than the settlement date for the Regulated Fund by no more than ten business days or earlier than the settlement date for the Regulated Fund by no more than ten business days, in either case, so long as:

(x) the date on which the commitments of the Affiliated Funds and Regulated Funds are made is the same; and (y) the earliest settlement date and the latest settlement date of any Affiliated Fund or Regulated Fund participating in the transaction will occur within ten business days of each other; or

(B) any other Regulated Fund or Affiliated Fund, but not the Regulated Fund itself, gains the right to nominate a director for election to a portfolio company’s board of directors, the right to have a board observer or any similar right to participate in the governance or management of the portfolio company so long as: (x) the Eligible Directors will have the right to ratify the selection of such director or board observer, if any; (y) the Adviser agrees to, and does, provide periodic reports to the Regulated Fund’s Board with respect to the actions of such director or the information received by such board observer or obtained through the exercise of any similar right to participate in the governance or management of the portfolio company; and (z) any fees or other compensation that any other Regulated Fund or Affiliated Fund or any affiliated person of any other Regulated Fund or Affiliated Fund receives in connection with the right of one or more Regulated Funds or Affiliated Funds to nominate a director or appoint a board observer or otherwise to participate in the governance or management of the portfolio company will be shared proportionately among any participating Affiliated Funds and ASP Proprietary Accounts (who may, in turn, share their portion with their affiliated persons) and any participating Regulated Fund(s) in accordance with the amount of each such party’s investment; and

(iv)    the proposed investment by the Regulated Fund will not involve compensation, remuneration or a direct or indirect20 financial benefit to the Advisers, any other Regulated Funds, the Affiliated Funds, the ASP Proprietary Accounts or any affiliated person of any of them (other than the parties to the Co-Investment Transaction), except (A) to the extent permitted by Condition 14, (B) to the extent permitted by Section 17(e) or 57(k), as applicable, (C) indirectly, as a result of an interest in the securities issued by one of the parties to the Co-Investment Transaction, or (D) in the case of fees or other compensation described in Condition 2(c)(iii)(B)(z).

3.    Right to Decline. Each Regulated Fund has the right to decline to participate in any Potential Co-Investment Transaction or to invest less than the amount proposed.

[20]

For example, procuring the Regulated Fund’s investment in a Potential Co-Investment Transaction to permit an affiliate to complete or obtain better terms in a separate transaction would constitute an indirect financial benefit.

4.    General Limitation. Except for Follow-On Investments made in accordance with Conditions 8 and 9 below,21 a Regulated Fund will not invest in reliance on the Order in any issuer in which a Related Party has an investment.

5.    Same Terms and Conditions. A Regulated Fund will not participate in any Potential Co-Investment Transaction unless (i) the terms, conditions, price, class of securities to be purchased, date on which the commitment is entered into and registration rights (if any) will be the same for each participating Regulated Fund, Affiliated Fund and ASP Proprietary Accounts and (ii) the earliest settlement date and the latest settlement date of any participating Regulated Fund or Affiliated Fund will occur as close in time as practicable and in no event more than ten business days apart. The grant to one or more Regulated Funds or Affiliated Funds, but not the respective Regulated Fund, of the right to nominate a director for election to a portfolio company’s board of directors, the right to have an observer on the board of directors or similar rights to participate in the governance or management of the portfolio company will not be interpreted so as to violate this Condition 5, if Condition 2(c)(iii)(B) is met.

6.    Standard Review Dispositions.

(a)    General. If any Regulated Fund, Affiliated Fund or ASP Proprietary Account elects to sell, exchange or otherwise dispose of an interest in a security and one or more Regulated Funds, Affiliated Funds and ASP Proprietary Accounts have previously participated in a Co-Investment Transaction with respect to the issuer:

(i)    the Adviser to such Regulated Fund, Affiliated Fund or ASP Proprietary Account, as applicable, will notify each Regulated Fund that holds an investment in the issuer of the proposed Disposition at the earliest practical time; and

(ii)    the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to participation by such Regulated Fund in the Disposition.

(b)    Same Terms and Conditions. Each Regulated Fund will have the right to participate in such Disposition on a proportionate basis, at the same price and on the same terms and conditions as those applicable to the Affiliated Funds, ASP Proprietary Accounts and any other Regulated Funds.

[21]	This exception applies only to Follow-On Investments by a Regulated Fund in issuers in which that Regulated Fund already holds investments.

(c)     No Board Approval Required. A Regulated Fund may participate in such a Disposition without obtaining prior approval of the Required Majority if:

(i)    (A) the participation of each Regulated Fund, Affiliated Fund and ASP Proprietary Account in such Disposition is proportionate to its then-current holding of the security (or securities) of the issuer that is (or are) the subject of the Disposition;22 (B) the Board of the Regulated Fund has approved as being in the best interests of the Regulated Fund the ability to participate in such Dispositions on a pro rata basis (as described in greater detail in the Application); and (C) the Board of the Regulated Fund is provided on a quarterly basis with a list of all Dispositions made in accordance with this Condition; or

(ii)    each security is a Tradable Security and (A) the Disposition is not to the issuer or any affiliated person of the issuer; and (B) the security is sold for cash in a transaction in which the only term negotiated by or on behalf of the participating Regulated Funds, Affiliated Funds and ASP Proprietary Accounts is price.

(d)    Standard Board Approval. In all other cases, the Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Directors and the Regulated Fund will participate in such Disposition solely to the extent that a Required Majority determines that it is in the Regulated Fund’s best interests.

7.    Enhanced Review Dispositions.

(a)    General. If any Regulated Fund, Affiliated Fund or ASP Proprietary Account elects to sell, exchange or otherwise dispose of a Pre-Boarding Investment in a Potential Co-Investment Transaction and the Regulated Funds, Affiliated Funds and ASP Proprietary Accounts have not previously participated in a Co-Investment Transaction with respect to the issuer:

(i)    the Adviser to such Regulated Fund, Affiliated Fund or ASP Proprietary Account, as applicable, will notify each Regulated Fund that holds an investment in the issuer of the proposed Disposition at the earliest practical time;

(ii)    the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to participation by such Regulated Fund in the Disposition; and

(iii)    the Advisers will provide to the Board of each Regulated Fund that holds an investment in the issuer all information relating to the existing investments in the issuer of the Regulated Funds, Affiliated Funds and ASP Proprietary Accounts, including the terms of such investments and how they were made, that is necessary for the Required Majority to make the findings required by this Condition.

(b)    Enhanced Board Approval. The Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Directors, and the Regulated Fund will participate in such Disposition solely to the extent that a Required Majority determines that:

(i)    the Disposition complies with Condition 2(c)(i), (ii), (iii)(A), and (iv).

[22]

In the case of any Disposition, proportionality will be measured by each participating Regulated Fund’s, Affiliated Fund’s and ASP Proprietary Accounts’ outstanding investment in the security in question immediately preceding the Disposition.

(ii)    the making and holding of the Pre-Boarding Investments were not prohibited by Section 57 or Rule 17d-1, as applicable, and records the basis for the finding in the Board minutes.

(c)    Additional Requirements: The Disposition may only be completed in reliance on the Order if:

(i)    Same Terms and Conditions. Each Regulated Fund has the right to participate in such Disposition on a proportionate basis, at the same price and on the same terms and Conditions as those applicable to the Affiliated Funds, the ASP Proprietary Accounts and any other Regulated Funds;

(ii)    Original Investments. All of the Affiliated Funds’, Regulated Funds’ and ASP Proprietary Accounts’ investments in the issuer are Pre-Boarding Investments;

(iii)    Advice of counsel. Independent counsel to the Board advises that the making and holding of the investments in the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable;

(iv)    Multiple Classes of Securities. All Regulated Funds, Affiliated Funds and ASP Proprietary Accounts that hold Pre-Boarding Investments in the issuer immediately before the time of completion of the Co-Investment Transaction hold the same security or securities of the issuer. For the purpose of determining whether the Regulated Funds, Affiliated Funds and ASP Proprietary Accounts hold the same security or securities, they may disregard any security held by some but not all of them if, prior to relying on the Order, the Required Majority is presented with all information necessary to make a finding, and finds, that: (x) any Regulated Fund’s, Affiliated Fund’s or ASP Proprietary Accounts’ holding of a different class of securities (including for this purpose a security with a different maturity date) is immaterial23 in amount, including immaterial relative to the size of the issuer; and (y) the Board records the basis for any such finding in its minutes. In addition, securities that differ only in respect of issuance date, currency, or denominations may be treated as the same security; and

(v)    No control. The Affiliated Funds, the ASP Proprietary Accounts, the other Regulated Funds and their affiliated persons (within the meaning of Section 2(a)(3)(C) of the Act), individually or in the aggregate, do not control the issuer of the securities (within the meaning of Section 2(a)(9) of the Act).

[23]

In determining whether a holding is “immaterial” for purposes of the Order, the Required Majority will consider whether the nature and extent of the interest in the transaction or arrangement is sufficiently small that a reasonable person would not believe that the interest affected the determination of whether to enter into the transaction or arrangement or the terms of the transaction or arrangement.

8.    Standard Review Follow-Ons.

(a)    General. If any Regulated Fund, Affiliated Fund or ASP Proprietary Account desires to make a Follow-On Investment in an issuer and the Regulated Funds, Affiliated Funds and ASP Proprietary Accounts holding investments in the issuer previously participated in a Co-Investment Transaction with respect to the issuer:

(i)    the Adviser to each such Regulated Fund, Affiliated Fund or ASP Proprietary Account, as applicable, will notify each Regulated Fund that holds securities of the portfolio company of the proposed transaction at the earliest practical time; and

(ii)    the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to the proposed participation, including the amount of the proposed investment, by such Regulated Fund.

(b)    No Board Approval Required. A Regulated Fund may participate in the Follow-On Investment without obtaining prior approval of the Required Majority if:

(i)    (A) the proposed participation of each Regulated Fund, each Affiliated Fund and each ASP Proprietary Account in such investment is proportionate to its outstanding investments in the issuer or the security at issue, as appropriate24 immediately preceding the Follow-On Investment; and (B) the Board of the Regulated Fund has approved as being in the best interests of the Regulated Fund the ability to participate in Follow-On Investments on a pro rata basis (as described in greater detail in this Application); or

(ii)    it is a Non-Negotiated Follow-On Investment.

(c)    Standard Board Approval. In all other cases, the Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Directors and the Regulated Fund will participate in such Follow-On Investment solely to the extent that a Required Majority makes the determinations set forth in Condition 2(c). If the only previous Co-Investment Transaction with respect to the issuer was an Enhanced Review Disposition, the Eligible Directors must complete this review of the proposed Follow-On Investment both on a stand-alone basis and together with the Pre-Boarding Investments in relation to the total economic exposure and other terms of the investment.

(d)    Allocation. If, with respect to any such Follow-On Investment:

(i)    the amount of the opportunity proposed to be made available to any Regulated Fund is not based on the Regulated Funds’, the Affiliated Funds’ and the ASP Proprietary Accounts’ outstanding investments in the issuer or the security at issue, as appropriate, immediately preceding the Follow-On Investment; and

[24]

To the extent that a Follow-On Investment opportunity is in a security or arises in respect of a security held by the participating Regulated Funds, Affiliated Funds and ASP Proprietary Accounts, proportionality will be measured by each participating Regulated Fund’s, Affiliated Fund’s and ASP Proprietary Account’s outstanding investment in the security in question immediately preceding the Follow-On Investment using the most recent available valuation thereof. To the extent that a Follow-On Investment opportunity relates to an opportunity to invest in a security that is not in respect of any security held by any of the participating Regulated Funds, Affiliated Funds or ASP Proprietary Accounts, proportionality will be measured by each participating Regulated Fund’s, Affiliated Fund’s and ASP Proprietary Account’s outstanding investment in the issuer immediately preceding the Follow-On Investment using the most recent available valuation thereof.

(ii)    the aggregate amount recommended by the Advisers to be invested in the Follow-On Investment by the participating Regulated Funds and any participating Affiliated Funds and ASP Proprietary Accounts, collectively, exceeds the amount of the investment opportunity, then the Follow-On Investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in Section III.A.1.b above.

(e)    Other Conditions. The acquisition of Follow-On Investments as permitted by this Condition will be considered a Co-Investment Transaction for all purposes and subject to the other Conditions set forth in this Application.

9.    Enhanced Review Follow-Ons.

(a)    General. If any Regulated Fund, Affiliated Fund or ASP Proprietary Account desires to make a Follow-On Investment in an issuer that is a Potential Co-Investment Transaction and the Regulated Funds, Affiliated Funds and ASP Proprietary Accounts holding investments in the issuer have not previously participated in a Co-Investment Transaction with respect to the issuer:

(i)    the Adviser to each such Regulated Fund, Affiliated Fund or ASP Proprietary Account, as applicable, will notify each Regulated Fund that holds securities of the portfolio company of the proposed transaction at the earliest practical time;

(ii)    the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to the proposed participation, including the amount of the proposed investment, by such Regulated Fund; and

(iii)    the Advisers will provide to the Board of each Regulated Fund that holds an investment in the issuer all information relating to the existing investments in the issuer of the Regulated Funds, Affiliated Funds and ASP Proprietary Accounts, including the terms of such investments and how they were made, that is necessary for the Required Majority to make the findings required by this Condition.

(b)    Enhanced Board Approval. The Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Directors, and the Regulated Fund will participate in such Follow-On Investment solely to the extent that a Required Majority reviews the proposed Follow-On Investment both on a stand-alone basis and together with the Pre-Boarding Investments in relation to the total economic exposure and other terms and makes the determinations set forth in Condition 2(c). In addition, the Follow-On Investment may only be completed in reliance on the Order if the Required Majority of each participating Regulated Fund determines that the making and holding of the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable. The basis for the Board’s findings will be recorded in its minutes.

(c)    Additional Requirements. The Follow-On Investment may only be completed in reliance on the Order if:

(i)    Original Investments. All of the Affiliated Funds’, Regulated Funds’ and ASP Proprietary Accounts’ investments in the issuer are Pre-Boarding Investments;

(ii)    Advice of counsel. Independent counsel to the Board advises that the making and holding of the investments in the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable;

(iii)    Multiple Classes of Securities. All Regulated Funds, Affiliated Funds and ASP Proprietary Accounts that hold Pre-Boarding Investments in the issuer immediately before the time of completion of the Co-Investment Transaction hold the same security or securities of the issuer. For the purpose of determining whether the Regulated Funds, Affiliated Funds and ASP Proprietary Accounts hold the same security or securities, they may disregard any security held by some but not all of them if, prior to relying on the Order, the Required Majority is presented with all information necessary to make a finding, and finds, that: (x) any Regulated Fund’s, Affiliated Fund’s or ASP Proprietary Accounts’ holding of a different class of securities (including for this purpose a security with a different maturity date) is immaterial in amount, including immaterial relative to the size of the issuer; and (y) the Board records the basis for any such finding in its minutes. In addition, securities that differ only in respect of issuance date, currency, or denominations may be treated as the same security; and

(iv)    No control. The Affiliated Funds, the ASP Proprietary Accounts, the other Regulated Funds and their affiliated persons (within the meaning of Section 2(a)(3)(C) of the Act), individually or in the aggregate, do not control the issuer of the securities (within the meaning of Section 2(a)(9) of the Act).

(d)    Allocation. If, with respect to any such Follow-On Investment:

(i)    the amount of the opportunity proposed to be made available to any Regulated Fund is not based on the Regulated Funds’, the Affiliated Funds’ and the ASP Proprietary Accounts’ outstanding investments in the issuer or the security at issue, as appropriate, immediately preceding the Follow-On Investment; and

(ii)    the aggregate amount recommended by the Advisers to be invested in the Follow-On Investment by the participating Regulated Funds and any participating Affiliated Funds and ASP Proprietary Accounts, collectively, exceeds the amount of the investment opportunity, then the Follow-On Investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in Section III.A.1.b above.

(e)    Other Conditions. The acquisition of Follow-On Investments as permitted by this Condition will be considered a Co-Investment Transaction for all purposes and subject to the other Conditions set forth in this application.

10.    Board Reporting. Compliance and Annual Re-Approval.

(a)    Each Adviser to a Regulated Fund will present to the Board of each Regulated Fund, on a quarterly basis, and at such other times as the Board may request, (i) a record of all investments in Potential Co-Investment Transactions made by any of the other Regulated Funds or any of the Affiliated Funds or ASP Proprietary Accounts during the preceding quarter that fell within the Regulated Fund’s then-current Objectives and Strategies and Board-Established Criteria that were not made available to the Regulated Fund, and an explanation of why such investment opportunities were not made available to the Regulated Fund; (ii) a record of all Follow-On Investments in and Dispositions of investments in any issuer in which the Regulated Fund holds any investments by any Affiliated Fund or ASP Proprietary Account or other Regulated Fund during the prior quarter; and (iii) all information concerning Potential Co-Investment Transactions and Co-Investment Transactions, including investments made by other Regulated Funds, Affiliated Funds or ASP Proprietary Accounts that the Regulated Fund considered but declined to participate in, so that the Independent Directors, may determine whether all Potential Co-Investment Transactions and Co-Investment Transactions during the preceding quarter, including those investments that the Regulated Fund considered but declined to participate in, comply with the Conditions.

(b)    All information presented to the Regulated Fund’s Board pursuant to this Condition will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its staff.

(c)    Each Regulated Fund’s chief compliance officer, as defined in rule 38a-1(a)(4), will prepare an annual report for its Board each year that evaluates (and documents the basis of that evaluation) the Regulated Fund’s compliance with the terms and Conditions of the application and the procedures established to achieve such compliance. In the case of a BDC Downstream Fund that does not have a chief compliance officer, the chief compliance officer of the BDC that controls the BDC Downstream Fund will prepare the report for the relevant Independent Party.

(d)    The Independent Directors (including the non-interested members of each Independent Party) will consider at least annually whether continued participation in new and existing Co-Investment Transactions is in the Regulated Fund’s best interests.

11.    Record Keeping. Each Regulated Fund will maintain the records required by Section 57(f)(3) of the Act as if each of the Regulated Funds were a BDC and each of the investments permitted under these Conditions were approved by the Required Majority under Section 57(f).

12.    Director Independence. No Independent Director (including the non-interested members of any Independent Party) of a Regulated Fund will also be a director, general partner, managing member or principal, or otherwise be an “affiliated person” (as defined in the Act) of any Affiliated Fund or ASP Proprietary Account.

13.    Expenses. The expenses, if any, associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction (including, without limitation, the expenses of the distribution of any such securities registered for sale under the Securities Act) will, to the extent not payable by the Advisers under their respective advisory agreements with the Regulated Funds and the Affiliated Funds, be shared by the Regulated Funds and the participating Affiliated Funds and ASP Proprietary Accounts in proportion to the relative amounts of the securities held or being acquired or disposed of, as the case may be.

14.    Transaction Fees.25 Any transaction fee (including break-up, structuring, monitoring or commitment fees but excluding brokerage or underwriting compensation permitted by Section 17(e) or 57(k)) received in connection with any Co-Investment Transaction will be distributed to the participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by the Adviser at a bank or banks having the qualifications prescribed in Section 26(a)(1), and the account will earn a competitive rate of interest that will also be divided pro rata among the participants. None of the Advisers, the Affiliated Funds, the ASP Proprietary Accounts, the other Regulated Funds or any affiliated person of the Affiliated Funds, the ASP Proprietary Accounts or the Regulated Funds will receive any additional compensation or remuneration of any kind as a result of or in connection with a Co-Investment Transaction other than (i) in the case of the Regulated Funds, the Affiliated Funds and the ASP Proprietary Accounts, the pro rata transaction fees described above and fees or other compensation described in Condition 2(c)(iii)(B)(z), (ii) brokerage or underwriting compensation permitted by Section 17(e) or 57(k) or (iii) in the case of the Advisers, investment advisory compensation paid in accordance with investment advisory agreements between the applicable Regulated Fund(s) or Affiliated Fund(s) and its Adviser.

15.    Independence. If the Holders own in the aggregate more than 25 percent of the Shares of a Regulated Fund, then the Holders will vote such Shares in the same percentages as the Regulated Fund’s other shareholders (not including the Holders) when voting on (1) the election of directors; (2) the removal of one or more directors; or (3) any other matter under either the Act or applicable State law affecting the Board’s composition, size or manner of election.

VI.	PROCEDURAL MATTERS

Pursuant to Rule 0-2(f), each Applicant states that its address is as indicated below:

Adams Street Private Credit BDC, LLC

Adams Street Partners, LLC

Adams Street Credit Advisors LP

1999 Primary Brinson Partnership Fund Offshore Series Company Ltd.

2000 Primary Brinson Non-U.S. Partnership Fund Offshore Series Company Ltd.

2000 Primary Brinson Partnership Fund Offshore Series Company Ltd.

2001 Primary Brinson Non-U.S. Partnership Fund Offshore Series Company Ltd.

2001 Primary Brinson Partnership Fund Offshore Series Company Ltd.

2002 Primary Brinson Non-U.S. Partnership Fund Offshore Series Company Ltd.

2002 Primary Brinson Partnership Fund Offshore Series Company Ltd.

[25]	Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.

2002 Secondary Brinson Partnership Fund Offshore Series Company Ltd.

2003 Primary Brinson Non-U.S. Partnership Fund Offshore Series Company Ltd.

2003 Primary Brinson Partnership Fund Offshore Series Company Ltd.

2003 Secondary Brinson Non-U.S. Partnership Fund Offshore Series Company Ltd.

2003 Secondary Brinson Partnership Fund Offshore Series Company Ltd.

2004 Primary Brinson Non-U.S. Partnership Fund Offshore Series Company Ltd.

2004 Primary Brinson Partnership Fund Offshore Series Company Ltd.

2004 Secondary Brinson Non-U.S. Partnership Fund Offshore Series Company Ltd.

Adams Street - ALPS Strategic PE Fund LP

Adams Street - ALPS Co-Inv Targeted Mandate Fund LP

Adams Street - Denso Global Private Equity Investments Fund LP

Adams Street - MTAA PE Fund LP

Adams Street - PE Co-Inv (SI) Fund LP

Adams Street - PE Genesis Fund I LP

Adams Street - PE Genesis Fund II LP

Adams Street - PE Genesis Fund III LP

Adams Street - PKBS Private Equity Fund I Global

Adams Street - Primary PE SM Fund I LP

Adams Street - SCERS Fund LLC

Adams Street - SCERS Fund II LLC

Adams Street - SK Venture Fund LP

Adams Street - SK Venture Fund II LP

Adams Street - VGV Secondary Target Mandate Fund LP

Adams Street - VGV Secondary Target Mandate Fund 2 LP

Adams Street 1847 Fund LP

Adams Street 2006 Direct Fund, L.P.

Adams Street 2006 Global Opportunities Portfolio, L.P.

Adams Street 2007 Direct Fund, L.P.

Adams Street 2007 Global Opportunities Portfolio, L.P.

Adams Street 2008 Direct Fund, L.P.

Adams Street 2008 Global Opportunities Portfolio, L.P.

Adams Street 2009 Direct Fund, L.P.

Adams Street 2010 Direct Fund, L.P.

Adams Street 2011 Direct Fund LP

Adams Street 2011 Emerging Markets Fund LP

Adams Street 2011 Non-US Developed Markets Fund LP

Adams Street 2011 US Fund LP

Adams Street 2012 Developed Markets Fund LP

Adams Street 2012 Direct Fund LP

Adams Street 2012 Emerging Markets Fund LP

Adams Street 2012 Global Fund LP

Adams Street 2012 US Fund LP

Adams Street 2013 Developed Markets Fund LP

Adams Street 2013 Direct Fund LP

Adams Street 2013 Emerging Markets Fund LP

Adams Street 2013 Global Fund LP

Adams Street 2013 US Fund LP

Adams Street 2014 Developed Markets Fund LP

Adams Street 2014 Direct Fund LP

Adams Street 2014 Emerging Markets Fund LP

Adams Street 2014 Global Fund LP

Adams Street 2014 US Fund LP

Adams Street 2015 Direct Venture/Growth Fund LP

Adams Street 2015 Global Fund (EU Investors) LP

Adams Street 2015 Global Fund LP

Adams Street 2015 Non-US Fund LP

Adams Street 2015 US Fund LP

Adams Street 2016 Direct Venture/Growth Fund LP

Adams Street 2016 Global Fund (EU Investors) LP

Adams Street 2016 Global Fund LP

Adams Street 2016 Non-US Fund LP

Adams Street 2016 US Fund LP

Adams Street 2017 Direct Venture/Growth Fund LP

Adams Street 2017 Global Fund (EU Investors) LP

Adams Street 2017 Global Fund LP

Adams Street 2017 Non-US Fund LP

Adams Street 2017 US Fund LP

Adams Street 2018 Direct Venture/Growth Fund LP

Adams Street 2018 Global Fund (EU Investors) LP

Adams Street 2018 Global Fund LP

Adams Street 2018 Non-US Fund LP

Adams Street 2018 US Fund LP

Adams Street 2019 Direct Growth Equity Fund LP

Adams Street 2019 Global Fund LP

Adams Street 2019 Non-US Fund LP

Adams Street 2019 US Fund LP

Adams Street 2020 Direct Growth Equity Fund LP

Adams Street 2020 Global Fund LP

Adams Street 2020 Non-US Fund LP

Adams Street 2020 US Fund LP

Adams Street 2021 Direct Growth Equity Fund LP

Adams Street 2021 Global Fund LP

Adams Street 2021 US Fund LP

Adams Street 2021 Non-US Fund LP

Adams Street 2022 Direct Growth Equity Fund LP

Adams Street 2022 Global Fund LP

Adams Street 2022 Non-US Fund LP

Adams Street 2022 US Fund LP

Adams Street AGPS Fund I LP

Adams Street AP7 PE Investment LP

Adams Street AP7 PE Investment II LP

Adams Street Asga PE LP

Adams Street Asia Fund 2020 LP

Adams Street CC PE Secondary Fund LP

Adams Street Co-Investment Fund II, L.P.

Adams Street Co-Investment Fund III A LP

Adams Street Co-Investment Fund III C LP

Adams Street Co-Investment Fund IV A LP

Adams Street Co-Investment Fund IV B LP

Adams Street Co-Investment Fund V A LP

Adams Street Co-Investment Fund V B LP

Adams Street Co-Investment Select Fund A LP

Adams Street Co-Investment Select Fund B LP

Adams Street Cyclone Fund LP

Adams Street Direct Co-Investment Fund, L.P.

Adams Street Energy & Natural Resources Fund LP

Adams Street Global Opportunities Secondary Fund II, L.P.

Adams Street Global Opportunities Secondary Fund II-A, L.P.

Adams Street Global Opportunities Secondary Fund, L.P.

Adams Street Global Private Markets Fund LP

Adams Street Global Secondary Fund 5 LP

Adams Street Global Secondary Fund 6 LP

Adams Street Global Secondary Fund 7 LP

Adams Street Global SMB WPERP Fund II LP

Adams Street Global SMB WPERP Fund LP

Adams Street Global Venture Mandate Fund II LP

Adams Street Global Venture Mandate Fund III LP

Adams Street Global Venture Mandate Fund LP

Adams Street Grand Cypress Healthcare Fund LP

Adams Street Growth Equity Fund VII LP

Adams Street Guardian Asia Fund LP

Adams Street (KOC) LLC

Adams Street Lake LaSalle Fund LP

Adams Street Lake LaSalle Fund II LP

Adams Street Leaders Fund 2020 LP

Adams Street Leaders Ex US Fund LP

Adams Street Partnership Fund - 2002 Non-U.S. Fund, L.P.

Adams Street Partnership Fund - 2002 U.S. Fund, L.P.

Adams Street Partnership Fund - 2003 Non-U.S. Fund, L.P.

Adams Street Partnership Fund - 2003 U.S. Fund, L.P.

Adams Street Partnership Fund - 2004 Non-U.S. Fund, L.P.

Adams Street Partnership Fund - 2004 U.S. Fund, L.P.

Adams Street Partnership Fund - 2005 Non-U.S. Fund, L.P.

Adams Street Partnership Fund - 2005 U.S. Fund, L.P.

Adams Street Partnership Fund - 2006 Non-U.S. Fund, L.P.

Adams Street Partnership Fund - 2006 U.S. Fund, L.P.

Adams Street Partnership Fund - 2007 Non-U.S. Fund, L.P.

Adams Street Partnership Fund - 2007 U.S. Fund, L.P.

Adams Street Partnership Fund - 2008 Non-U.S. Fund, L.P.

Adams Street Partnership Fund - 2008 U.S. Fund, L.P.

Adams Street Partnership Fund - 2009 Non-U.S. Developed Markets Fund, L.P.

Adams Street Partnership Fund - 2009 Non-U.S. Emerging Markets Fund, L.P.

Adams Street Partnership Fund - 2009 Non-U.S. Emerging Markets Fund-A, L.P.

Adams Street Partnership Fund - 2009 U.S. Fund, L.P.

Adams Street Partnership Fund - 2010 Non-U.S. Developed Markets Fund, L.P.

Adams Street Partnership Fund - 2010 Non-U.S. Emerging Markets Fund, L.P.

Adams Street Partnership Fund - 2010 U.S. Fund - Series B, L.P.

Adams Street Partnership Fund - 2010 U.S. Fund, L.P.

Adams Street PEP Asia Fund 2018 LP

Adams Street PEP Asia Fund 2019 LP

Adams Street PEP Asia Fund 2021 LP

Adams Street PEP North America Fund 2018 LP

Adams Street PEP North America Fund 2019 LP

Adams Street PEP North America Fund 2020 LP

Adams Street PEP North America Fund 2021 LP

Adams Street PEP Secondary Fund 2016 LP

Adams Street PEP Secondary Fund 2017 LP

Adams Street Private Credit BDC, LLC

Adams Street Private Credit Fund II-A LP

Adams Street Private Credit Fund II-B LP

Adams Street Private Credit Fund-A LP

Adams Street Private Credit Fund-B LP

Adams Street Private Income Fund LP

Adams Street RSP II LP

Adams Street RSP LP

Adams Street SBCERA Fund 1 LP

Adams Street SHBNPP US Senior Secured Fund LP

Adams Street Shedd Aquarium LP

Adams Street SIFAI Fund LP

Adams Street UK Mid-Market Solutions LP

Adams Street Unipension US SMB Fund LP

Adams Street US SMB Fund II LP

Adams Street US SMB Fund LP

Adams Street V, L.P.

Adams Street Venture Innovation Fund II LP

Adams Street Venture Innovation Fund III LP

Adams Street Venture Innovation Fund LP

Adams Street Venture/Growth Fund VI LP

Adams Street World Sun Fund LP

Adams Street WPE Fund LP

Adams Street/TRAF Private Equity Holdings II LP

Adams Street/TRAF Private Equity Holdings II Ltd.

ASP COJ PE Fund LP

ASP - Global PE SM Fund LP

ASP Global Ventures BVK Fund I LP

ASP Global Ventures BVK Fund II LP

ASP ILSTRS Asia SMA 1 LP

ASP ILSTRS Europe SMA 1 LP

ASP LUX RAIF

ASP LUX RAIF - 2020 Global Fund

ASP LUX RAIF - 2021 Global Fund

ASP LUX RAIF - 2022 Global Fund

ASP LUX RAIF - Co-Investment Fund V

ASP LUX RAIF - Global Secondary Fund 7

ASP LUX RAIF - PC II Fund

ASP NPS Asia PE FOF LP

ASP NPS Sidecar LP

ASP PC Holdings LLC

ASP Rivera UK PC LP

Brinson Non-U.S. Partnership Fund - 2000 Primary Fund, L.P.

Brinson Non-U.S. Partnership Fund - 2001 Primary Fund, L.P.

Brinson Non-U.S. Partnership Fund - 2002 Primary Fund, L.P.

Brinson Non-U.S. Partnership Fund - 2003 Primary Fund, L.P.

Brinson Non-U.S. Partnership Fund - 2003 Secondary Fund, L.P.

Brinson Non-U.S. Partnership Fund - 2004 Primary Fund, L.P.

Brinson Non-U.S. Partnership Fund - 2004 Secondary Fund, L.P.

Brinson Non-U.S. Partnership Fund Trust - 1999 Primary Fund

Brinson Non-U.S. Partnership Fund Trust - 2000 Primary Fund

Brinson Non-U.S. Partnership Fund Trust - 2001 Primary Fund

Brinson Non-U.S. Partnership Fund Trust - 2002 Primary Fund

Brinson Non-U.S. Partnership Fund Trust - 2003 Primary Fund

Brinson Non-U.S. Partnership Fund Trust - 2003 Secondary Fund

Brinson Non-U.S. Partnership Fund Trust - 2004 Primary Fund

Brinson Non-U.S. Partnership Fund Trust - 2004 Secondary Fund

Brinson Partnership Fund - 1999 Primary Fund, L.P.

Brinson Partnership Fund - 2000 Primary Fund, L.P.

Brinson Partnership Fund - 2001 Primary Fund, L.P.

Brinson Partnership Fund - 2002 Primary Fund, L.P.

Brinson Partnership Fund - 2002 Secondary Fund, L.P.

Brinson Partnership Fund - 2003 Primary Fund, L.P.

Brinson Partnership Fund - 2003 Secondary Fund, L.P.

Brinson Partnership Fund - 2004 Primary Fund, L.P.

Brinson Partnership Fund Trust - 1998 Primary Fund

Brinson Partnership Fund Trust - 1999 Primary Fund

Brinson Partnership Fund Trust - 2000 Primary Fund

Brinson Partnership Fund Trust - 2001 Primary Fund

Brinson Partnership Fund Trust - 2002 Primary Fund

Brinson Partnership Fund Trust - 2002 Secondary Fund

Brinson Partnership Fund Trust - 2003 Primary Fund

Brinson Partnership Fund Trust - 2003 Secondary Fund

Brinson Partnership Fund Trust - 2004 Primary Fund

BVCF IV, L.P.

KPI-ASP Fund I LP

Louisiana Growth Fund II, L.P.

Louisiana Growth Fund, L.P.

Eric R. Mansell

One North Wacker Drive, Suite 2700

Chicago, IL 60606

Applicants further state that all written or oral communications concerning this Application should be directed to the following persons:

Scott A. Moehrke, P.C.

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, IL 60654

(312) 862-2199

smoehrke@kirkland.com

Eric R. Mansell

Adams Street Partners, LLC

One North Wacker Drive, Suite 2700

Chicago, IL 60606

(312) 553-7890

emansell@adamsstreetpartners.com

Applicants desire that the Commission issue an Order pursuant to Rule 0-5 without conducting a hearing.

Pursuant to Rule 0-2, each person executing the Application on behalf of an Applicant says that he or she has duly executed the Application for and on behalf of such Applicant; that he or she is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, directors or other bodies necessary to authorize each deponent to execute and file the Application have been taken.

The verifications required by Rule 0-2(d) and the authorizations required by Rule 0-2(c) are attached hereto as Exhibit A and Exhibit B.

Applicants request that any questions regarding this Application be directed to the persons listed on the facing page of this Application.

VII.	REQUEST FOR ORDER OF EXEMPTION

For the foregoing reasons, Applicants request that the Commission enter an Order under Sections 17(d) and 57(i) and Rule 17d-1 granting Applicants the relief sought by the Application. Applicants submit that the requested exemption is consistent with the protection of investors.

Dated: February 15, 2022

ADAMS STREET PRIVATE CREDIT BDC, LLC

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Authorized Officer

ADAMS STREET PARTNERS, LLC

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET CREDIT ADVISORS LP

By:	Adams Street Credit Advisors GP LLC, its general partner

By:	Adams Street Partners, LLC, its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

1999 PRIMARY BRINSON PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD.

By:	UBS Global Asset Management (Americas) Inc., its Investment Manager

By:	Adams Street Partners, LLC, under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

2000 PRIMARY BRINSON NON-U.S. PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD.

By:	UBS Global Asset Management (Americas) Inc., its Investment Manager

By:	Adams Street Partners, LLC, under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

2000 PRIMARY BRINSON PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD.

By:	UBS Global Asset Management (Americas) Inc., its Investment Manager

By:	Adams Street Partners, LLC, under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

2001 PRIMARY BRINSON NON-U.S. PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD.

By:	UBS Global Asset Management (Americas) Inc., its Investment Manager

By:	Adams Street Partners, LLC, under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

2001 PRIMARY BRINSON PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD.

By:	UBS Global Asset Management (Americas) Inc., its Investment Manager

By:	Adams Street Partners, LLC, under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

2002 PRIMARY BRINSON NON-U.S. PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD.

By:	UBS Global Asset Management (Americas) Inc., its Investment Manager

By:	Adams Street Partners, LLC, under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

2002 PRIMARY BRINSON PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD.

By:	UBS Global Asset Management (Americas) Inc., its Investment Manager

By:	Adams Street Partners, LLC, under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

2002 SECONDARY BRINSON PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD.

By:	UBS Global Asset Management (Americas) Inc., its Investment Manager

By:	Adams Street Partners, LLC, under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

2003 PRIMARY BRINSON NON-U.S. PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD.

By:	UBS Global Asset Management (Americas) Inc., its Investment Manager

By:	Adams Street Partners, LLC, under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

2003 PRIMARY BRINSON PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD.

By:	UBS Global Asset Management (Americas) Inc., its Investment Manager

By:	Adams Street Partners, LLC, under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

2003 SECONDARY BRINSON NON-U.S. PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD.

By:	UBS Global Asset Management (Americas) Inc., its Investment Manager

By:	Adams Street Partners, LLC, under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

2004 PRIMARY BRINSON NON-U.S. PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD.

By:	UBS Global Asset Management (Americas) Inc., its Investment Manager

By:	Adams Street Partners, LLC, under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

2004 PRIMARY BRINSON PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD.

By:	UBS Global Asset Management (Americas) Inc., its Investment Manager

By:	Adams Street Partners, LLC, under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

2004 SECONDARY BRINSON NON-U.S. PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD.

By:	UBS Global Asset Management (Americas) Inc., its Investment Manager

By:	Adams Street Partners, LLC, under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAM STREET - ALPS STRATEGIC PE FUND LP

By:	ASP ALPS Management LP, its general partner

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAM STREET - ALPS CO-INV TARGETED MANDATE FUND LP

By:	ASP ALPS Management LP, its general partner

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET - DENSO GLOBAL PRIVATE EQUITY INVESTMENTS FUND LP

By:	ASP DGPEI Management LLC, its general partner

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET - MTAA PE FUND LP

By:	ASP - MTAA Carry Partners LP, its general partner

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAMS STREET - PE CO-INV (SI) FUND LP

By	ASP - PE Co-Inv (SI) Management LP, its general partner

By:	ASP - PE Co-Inv (SI) Management LLC, its general partner

By:	Adams Street Partners, LLC, its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET - PE GENESIS FUND I LP

By:	ASP PE Genesis Management LLC, its general partner

By:	Adams Street Partners, LLC, its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET - PE GENESIS FUND II LP

By:	ASP PE Genesis Management II LLC, its general partner

By:	Adams Street Partners, LLC, its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET - PE GENESIS FUND III LP

By:	ASP PE Genesis Management III LLC, its general partner

By:	Adams Street Partners, LLC, its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET - PKBS PRIVATE EQUITY FUND I GLOBAL

By:	ASP - PKBS Lux GP Partners, its general partner

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAMS STREET - PRIMARY PE SM FUND I LP

By:	ASP PE SM GP Management LP, its general partner

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET - SCERS FUND LLC

By:	Adams Street Partners, LLC, its manager

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET - SCERS FUND II LLC

By:	Adams Street Partners, LLC, its manager

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET - SK VENTURE FUND LP

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET - SK VENTURE FUND II LP

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAMS STREET - VGV SECONDARY TARGET MANDATE FUND LP

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET - VGV SECONDARY TARGET MANDATE FUND 2 LP

By:	ASP Carry Partners STM 2 LP, its general partner

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 1847 FUND LP

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2006 DIRECT FUND, L.P.

By:	ASP 2006 Direct Management, LLC, its general partner

By:	Adams Street Partners, LLC, its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAMS STREET 2006 GLOBAL OPPORTUNITIES PORTFOLIO, L.P.

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2007 DI RECT FUND, L.P.

By:	ASP 2007 Direct Management, LLC, its general partner

By:	Adams Street Partners, LLC, its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2007 GLOBAL OPPORTUNITIES PORTFOLIO, L.P.

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2008 DIRECT FUND, L.P.

By:	ASP 2008 Direct Management, LLC, its general partner

By:	Adams Street Partners, LLC, its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2008 GLOBAL OPPORTUNITIES PORTFOLIO, L.P.

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAMS STREET 2009 DIRECT FUND, L.P.

By:	ASP 2009 Direct Management, LLC, its general partner

By:	Adams Street Partners, LLC, its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2010 DIRECT FUND, L.P.

By:	ASP 2010 Direct Management, LLC, its general partner

By:	Adams Street Partners, LLC, its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2011 DIRECT FUND, L.P.

By:	ASP 2011 Direct Management LP, its general partner

By:	ASP 2011 Direct Management LLC, its general partner

By:	Adams Street Partners, LLC, its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2011 EMERGING MARKETS FUND LP

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2011 NON-US DEVELOPED MARKETS FUND LP

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAMS STREET 2011 US FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2012 DEVELOPED MARKETS FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2012 DIRECT FUND LP

By:	ASP 2012 Direct Management LP,
its general partner

By:	ASP 2012 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2012 EMERGING MARKETS FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2012 GLOBAL FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAMS STREET 2012 US FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2013 DEVELOPED MARKETS FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2013 DIRECT FUND LP

By:	ASP 2013 Direct Management LP,
its general partner

By:	ASP 2013 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2013 EMERGING MARKETS FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2013 GLOBAL FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAMS STREET 2013 US FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2014 DEVELOPED MARKETS FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2014 DIRECT FUND LP

By:	ASP 2014 Direct Management LP,
its general partner

By:	ASP 2014 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2014 EMERGING MARKETS FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2014 GLOBAL FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAMS STREET 2014 US FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2015 DIRECT VENTURE/GROWTH FUND LP

By:	ASP 2015 Direct Management LP,
its general partner

By:	ASP 2015 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2015 GLOBAL FUND (EU INVESTORS) LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2015 GLOBAL FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2015 NON-US FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAMS STREET 2015 US FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2016 DIRECT VENTURE/GROWTH FUND LP

By:	ASP 2016 Direct Management LP,
its general partner

By:	ASP 2016 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2016 GLOBAL FUND (EU INVESTORS) LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2016 GLOBAL FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2016 NON-US FUND LP

By:	ASP Carry Partners 2016 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAMS STREET 2016 US FUND LP

By:	ASP Carry Partners 2016 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2017 DIRECT VENTURE/GROWTH FUND LP

By:	ASP 2017 Direct Management LP,
its general partner

By:	ASP 2017 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2017 GLOBAL FUND (EU INVESTORS) LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2017 GLOBAL FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2017 NON-US FUND LP

By:	ASP Carry Partners 2017 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAMS STREET 2017 US FUND LP

By:	ASP Carry Partners 2017 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2018 DIRECT VENTURE/GROWTH FUND LP

By:	ASP 2018 Direct Management LP,
its general partner

By:	ASP 2018 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2018 GLOBAL FUND (EU INVESTORS) LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2018 GLOBAL FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2018 NON-US FUND LP

By:	ASP Carry Partners 2018 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAMS STREET 2018 US FUND LP

By:	ASP Carry Partners 2018 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2019 DIRECT GROWTH EQUITY FUND LP

By:	ASP 2019 Direct Management LP,
its general partner

By:	ASP 2019 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2019 GLOBAL FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2019 NON-US FUND LP

By:	ASP Carry Partners 2019 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2019 US FUND LP

By:	ASP Carry Partners 2019 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAMS STREET 2020 DIRECT GROWTH EQUITY FUND LP

By:	ASP 2020 Direct Management LP,
its general partner

By:	ASP 2020 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2020 GLOBAL FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2020 NON-US FUND LP

By:	ASP Carry Partners 2020 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2020 US FUND LP

By:	ASP Carry Partners 2020 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAMS STREET 2021 DIRECT GROWTH EQUITY FUND LP

By:	ASP 2021 Direct Management LP,
its general partner

By:	ASP 2021 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2021 GLOBAL FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2021 NON-US FUND LP

By:	ASP Carry Partners 2021 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2021 US FUND LP

By:	ASP Carry Partners 2021 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAMS STREET 2022 DIRECT GROWTH EQUITY FUND LP

By:	ASP 2022 Direct Management LP,
its general partner

By:	ASP 2022 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2022 GLOBAL FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2022 NON-US FUND LP

By:	ASP Carry Partners 2022 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2022 US FUND LP

By:	ASP Carry Partners 2022 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAMS STREET AGPS FUND I LP

By:	ASP AGPS Carry GP, LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET AP7 PE INVESTMENT LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET AP7 PE INVESTMENT II LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET ASIA FUND 2020 LP

By:	ASP Carry Partners Asia Fund 2020 LP,
its general partner

By:	Adams Street Asia Fund GP LLC,
its general partner

By:	Adams Street Partners LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAMS STREET CO-INVESTMENT FUND II, L.P.

By:	ASP Co-Invest II Management, LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET CO-INVESTMENT FUND III A LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET CO-INVESTMENT FUND III C LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET CO-INVESTMENT FUND IV A LP

By:	ASP Co-Investment Management IV LP,
its general partner

By:	ASP Co-Investment Management IV LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET CO-INVESTMENT FUND IV B LP

By:	ASP Co-Investment Management IV LP,
its general partner

By:	ASP Co-Investment Management IV LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAMS STREET CO-INVESTMENT FUND V A LP

By:	ASP Co-Investment Management V LP,
its general partner

By:	ASP Co-Investment Management V LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET CO-INVESTMENT FUND V B LP

By:	ASP Co-Investment Management V LP,
its general partner

By:	ASP Co-Investment Management V LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET CO-INVESTMENT SELECT FUND A LP

By:	ASP Co-Investment Management IV LP,
its general partner

By:	ASP Co-Investment Management IV LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAMS STREET CO-INVESTMENT SELECT FUND B LP

By:	ASP Co-Investment Management IV LP,
its general partner

By:	ASP Co-Investment Management IV LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET CO-INVESTMENT FUND, L.P.

By:	ASP Direct Co-Invest Management, LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET CYCLONE FUND LP

By:	ASP Cyclone Partners LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAMS STREET ENERGY & NATURAL RESOURCES FUND LP

By:	ASP Carry Partners ENR LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET GLOBAL OPPORTUNITIES SECONDARY FUND II, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET GLOBAL OPPORTUNITIES SECONDARY FUND II-A, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET GLOBAL OPPORTUNITIES SECONDARY FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET GLOBAL SECONDARY FUND 5 LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAMS STREET GLOBAL SECONDARY FUND 6 LP

By:	ASP Carry Partners GSF 6 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET GLOBAL SECONDARY FUND 7 LP

By:	ASP Carry Partners GSF 7 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET GLOBAL SMB WPERP FUND II LP

By:	ASP Global SMB WPERP GP LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET GLOBAL SMB WPERP FUND LP

By:	ASP Global SMB WPERP Fund LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET GLOBAL VENTURE MANDATE FUND II LP

By:	ASP Carry Partners GVM II LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAMS STREET GLOBAL VENTURE MANDATE FUND III LP

By:	ASP Carry Partners GVM III LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET GLOBAL VENTURE MANDATE FUND LP

By:	ASP Carry Partners GVM LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET GRAND CYPRESS HEALTHCARE FUND LP

By:	ASP GC Health Carry Partners LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAMS STREET GLOBAL PRIVATE MARKETS FUND LP

By:	ASP GPM GP Management LP,
its general partner

By:	ASP GPM GP Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET LEADERS EX US FUND LP

By:	ASP Carry Partners Leaders Ex US LP,
its general partner

By:	Adams Street Leaders Ex US GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET GROWTH EQUITY FUND VII LP

By:	ASP VG Management VII LP,
its general partner

By:	ASP VG Management VII LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET (KOC) LLC

By:	Adams Street Credit Advisors LP,
its manager

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAMS STREET LAKE LASALLE FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET LAKE LASALLE FUND II LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET LEADERS FUND 2020 LP

By:	ASP Carry Partners Leaders 2020 LP,
its general partner

By:	Adams Street Leaders 2020 GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND - 2002 NON-U.S. FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND - 2002 U.S. FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAMS STREET PARTNERSHIP FUND - 2003 NON-U.S. FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND - 2003 U.S. FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND - 2004 NON-U.S. FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND - 2004 U.S. FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND - 2005 NON-U.S. FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND - 2005 U.S. FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAMS STREET PARTNERSHIP FUND - 2006 NON-U.S. FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND - 2006 U.S. FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND - 2007 NON-U.S. FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND - 2007 U.S. FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND - 2008 NON-U.S. FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAMS STREET PARTNERSHIP FUND - 2008 U.S. FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND - 2009 NON-U.S. DEVELOPED MARKETS FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND - 2009 NON-U.S. EMERGING MARKETS FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND - 2009 NON-U.S. EMERGING MARKETS FUND-A, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAMS STREET PARTNERSHIP FUND - 2009 U.S. FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND - 2010 NON-U.S. DEVELOPED MARKETS FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND - 2010 NON-U.S. EMERGING MARKETS FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND - 2010 NON-U.S. EMERGING MARKETS FUND-A, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND - 2010 U.S. FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAMS STREET PEP ASIA FUND 2018 LP

By:	ASP Carry Partners PEP 2018 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PEP ASIA FUND 2019 LP

By:	ASP Carry Partners PEP 2019 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PEP ASIA FUND 2021 LP

By:	ASP Carry Partners PEP 2021 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PEP NORTH AMERICA FUND 2018 LP

By:	ASP Carry Partners PEP 2018 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PEP NORTH AMERICA FUND 2019 LP

By:	ASP Carry Partners PEP 2019 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAMS STREET PEP NORTH AMERICA FUND 2020 LP

By:	ASP Carry Partners PEP 2020 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PEP NORTH AMERICA FUND 2021 LP

By:	ASP Carry Partners PEP 2021 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PEP SECONDARY FUND 2016 LP

By:	ASP Carry Partners PEP LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PEP SECONDARY FUND 2017 LP

By:	ASP Carry Partners PEP 2017 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAMS STREET PRIVATE CREDIT FUND II-A LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP, LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PRIVATE CREDIT FUND II-B LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP, LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PRIVATE CREDIT FUND-A LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund II GP-GP, LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PRIVATE CREDIT FUND-B LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund II GP-GP, LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAMS STREET PRIVATE INCOME FUND LP

By:	Adams Street Credit Advisors LP,
its manager

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET RSP II LP

By:	ASP RSP Management II LP,
its general partner

By:	ASP RSP Management II LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET RSP LP

By:	ASP RSP Management LP,
its general partner

By:	ASP RSP Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET SBCERA FUND 1 LP

By:	ASP SBCERA Carry Partners 1, LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAMS STREET SHBNPP US SENIOR SECURED FUND LP

By:	ASP SHBNPP GP Management LP,
its general partner

By:	Adams Street Private Credit Fund GP GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET SIFAI FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET GUARDIAN ASIA FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET UK MID-MARKET SOLUTIONS LP

By:	ASP UK MMS Management LP,
its general partner

By:	ASP UK MMS Management LLC,
its managing member

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAMS STREET UNIPENSION US SMB FUND LP

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET US SMB FUND II LP

By:	ASP Carry Partners US SMB II LP, its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET US SMB FUND LP

By:	ASP Carry Partners US SMB LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET V, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET VENTURE INNOVATION FUND II LP

By:	ASP Carry Partners Venture Innovation II LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAMS STREET VENTURE INNOVATION FUND III LP

By:	ASP Carry Partners Venture Innovation III LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET VENTURE INNOVATION FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET VENTURE/GROWTH FUND VI LP

By:	ASP VG Management VI LP,
its general partner

By:	ASP VG Management VI LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET WPE FUND LP

By:	Adams Street WPE Fund GP LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET/TRAF PRIVATE EQUITY
HOLDINGS II LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ADAMS STREET/TRAF PRIVATE EQUITY HOLDINGS II LTD.

By:	UBS Global Asset Management (Americas) Inc.,
its Investment Manager

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP - GLOBAL PE SM FUND LP

By:	ASP PE SM GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP COJ PE FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP GLOBAL VENTURES BVK FUND I LP

By:	ASP BVK Carry Partners LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ASP GLOBAL VENTURES BVK FUND II LP

By:	ASP BVK Carry Partners ILP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP LUX RAIF

By:	ASP LUX FUND Management,
its general partner

By:	Adams Street Partners, LLC,
its manager

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP LUX RAIF - 2020 GLOBAL FUND

By:	ASP LUX FUND Management,
its general partner

By:	Adams Street Partners, LLC,
its manager

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP LUX RAIF - 2021 GLOBAL FUND

By:	ASP LUX FUND Management,
its general partner

By:	Adams Street Partners, LLC,
its manager

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP LUX RAIF - 2022 GLOBAL FUND

By:	ASP LUX FUND Management,
its general partner

By:	Adams Street Partners, LLC,
its manager

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ASP LUX RAIF - GLOBAL SECONDARY FUND 7

By:	ASP LUX FUND Management,
its general partner

By:	Adams Street Partners, LLC,
its manager

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP LUX RAIF - CO-INVESTMENT FUND V

By:	ASP LUX FUND Management,
its general partner

By:	Adams Street Partners, LLC,
its manager

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP PC HOLDINGS LLC

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP ILSTRS ASIA SMA 1 LP

By:	Adams Street Partners, LLC,
its General Partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP ILSTRS EUROPE SMA 1 LP

By:	Adams Street Partners, LLC,
its General Partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ASP RIVERA UK PC LP

By:	ASP Rivera GP Management LP,
its general partner

By:	ASP Rivera GP Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON NON-U.S. PARTNERSHIP FUND - 2000 PRIMARY FUND, L.P.

By:	UBS Global Asset Management (Americas) Inc.,
its general partner

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON NON-U.S. PARTNERSHIP FUND - 2001 PRIMARY FUND, L.P.

By:	UBS Global Asset Management (Americas) Inc.,
its general partner

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON NON-U.S. PARTNERSHIP FUND - 2002 PRIMARY FUND, L.P.

By:	UBS Global Asset Management (Americas) Inc.,
its general partner

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON NON-U.S. PARTNERSHIP FUND - 2003 PRIMARY FUND, L.P.

By:	UBS Global Asset Management (Americas) Inc.,
its general partner

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

BRINSON NON-U.S. PARTNERSHIP FUND - 2003 SECONDARY FUND, L.P.

By:	UBS Global Asset Management (Americas) Inc.,
its general partner

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON NON-U.S. PARTNERSHIP FUND - 2004 PRIMARY FUND, L.P.

By:	UBS Global Asset Management (Americas) Inc.,
its general partner

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON NON-U.S. PARTNERSHIP FUND - 2004 SECONDARY FUND, L.P.

By:	UBS Global Asset Management (Americas) Inc.,
its general partner

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON NON-U.S. PARTNERSHIP FUND TRUST - 1999 PRIMARY FUND

By:	UBS Asset Management Trust Company

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

BRINSON NON-U.S. PARTNERSHIP FUND TRUST - 2000 PRIMARY FUND

By:	UBS Asset Management Trust Company

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON NON-U.S. PARTNERSHIP FUND TRUST - 2001 PRIMARY FUND

By:	UBS Asset Management Trust Company

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON NON-U.S. PARTNERSHIP FUND TRUST - 2002 PRIMARY FUND

By:	UBS Asset Management Trust Company

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON NON-U.S. PARTNERSHIP FUND TRUST - 2003 PRIMARY FUND

By:	UBS Asset Management Trust Company

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

BRINSON NON-U.S. PARTNERSHIP FUND TRUST - 2003 SECONDARY FUND

By:	UBS Asset Management Trust Company

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON NON-U.S. PARTNERSHIP FUND TRUST - 2004 PRIMARY FUND

By:	UBS Asset Management Trust Company

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON NON-U.S. PARTNERSHIP FUND TRUST - 2004 SECONDARY FUND

By:	UBS Asset Management Trust Company

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON PARTNERSHIP FUND - 1999 PRIMARY FUND, L.P.

By:	UBS Global Asset Management (Americas) Inc.,
its general partner

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON PARTNERSHIP FUND - 2000 PRIMARY FUND, L.P.

By:	UBS Global Asset Management (Americas) Inc.,
its general partner

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

BRINSON PARTNERSHIP FUND - 2001 PRIMARY FUND, L.P.

By:	UBS Global Asset Management (Americas) Inc.,
its general partner

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON PARTNERSHIP FUND - 2002 PRIMARY FUND, L.P.

By:	UBS Global Asset Management (Americas) Inc.,
its general partner

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON PARTNERSHIP FUND - 2002 SECONDARY FUND, L.P.

By:	UBS Global Asset Management (Americas) Inc.,
its general partner

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON PARTNERSHIP FUND - 2003 PRIMARY FUND, L.P.

By:	UBS Global Asset Management (Americas) Inc.,
its general partner

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

BRINSON PARTNERSHIP FUND - 2003 SECONDARY FUND, L.P.

By:	UBS Global Asset Management (Americas) Inc.,
its general partner

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON PARTNERSHIP FUND - 2004 PRIMARY FUND, L.P.

By:	UBS Global Asset Management (Americas) Inc.,
its general partner

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON PARTNERSHIP FUND TRUST - 1998 PRIMARY FUND

By:	UBS Asset Management Trust Company

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON PARTNERSHIP FUND TRUST - 1999 PRIMARY FUND

By:	UBS Asset Management Trust Company

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

BRINSON PARTNERSHIP FUND TRUST - 2000 PRIMARY FUND

By:	UBS Asset Management Trust Company

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON PARTNERSHIP FUND TRUST - 2001 PRIMARY FUND

By:	UBS Asset Management Trust Company

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON PARTNERSHIP FUND TRUST - 2002 PRIMARY FUND

By:	UBS Asset Management Trust Company

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON PARTNERSHIP FUND TRUST - 2002 SECONDARY FUND

By:	UBS Asset Management Trust Company

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON PARTNERSHIP FUND TRUST - 2003 PRIMARY FUND

By:	UBS Asset Management Trust Company

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

BRINSON PARTNERSHIP FUND TRUST - 2003 SECONDARY FUND

By:	UBS Asset Management Trust Company

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON PARTNERSHIP FUND TRUST - 2004 PRIMARY FUND

By:	UBS Asset Management Trust Company

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BVCF IV, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

KPI-ASP FUND I LP

By:	ASP Carry Partners KPI LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

LOUISIANA GROWTH FUND II, L.P.

By:	LGF Management II, LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

LOUISIANA GROWTH FUND, L.P.

By:	LGF Management I, LLC,
its general partner

By	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET WORLD SUN FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET ASGA PE LP

By:	ASP Asga PE GP Management LP
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET CC PE SECONDARY FUND LP

By:	ASP Carry Partners CC PE Secondary GP LP
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

ASP NPS ASIA PE FOF LP

By:	ASP NPS Asia GP Management LP
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP NPS SIDECAR LP

By:	ASP NPS Asia GP Management LP
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET SHEDD AQUARIUM

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Third Amended and Restated Application]

Schedule A

Adams Street Partners Credit Advisors LP serves as the investment adviser to the following Existing Affiliated Funds.

Existing Affiliated Funds

Adams Street Private Credit Fund-A LP

Adams Street Private Credit Fund-B LP

Adams Street Private Credit Fund II-A LP

Adams Street Private Credit Fund II-B LP

Adams Street Partners, LLC serves as the investment adviser to the following Existing Affiliated Funds.

Existing Affiliated Funds

1999 Primary Brinson Partnership Fund Offshore Series Company Ltd.

2000 Primary Brinson Non-U.S. Partnership Fund Offshore Series Company Ltd.

2000 Primary Brinson Partnership Fund Offshore Series Company Ltd.

2001 Primary Brinson Non-U.S. Partnership Fund Offshore Series Company Ltd.

2001 Primary Brinson Partnership Fund Offshore Series Company Ltd.

2002 Primary Brinson Non-U.S. Partnership Fund Offshore Series Company Ltd.

2002 Primary Brinson Partnership Fund Offshore Series Company Ltd.

2002 Secondary Brinson Partnership Fund Offshore Series Company Ltd.

2003 Primary Brinson Non-U.S. Partnership Fund Offshore Series Company Ltd.

2003 Primary Brinson Partnership Fund Offshore Series Company Ltd.

2003 Secondary Brinson Non-U.S. Partnership Fund Offshore Series Company Ltd.

2003 Secondary Brinson Partnership Fund Offshore Series Company Ltd.

2004 Primary Brinson Non-U.S. Partnership Fund Offshore Series Company Ltd.

2004 Primary Brinson Partnership Fund Offshore Series Company Ltd.

2004 Secondary Brinson Non-U.S. Partnership Fund Offshore Series Company Ltd.

Adams Street - ALPS Strategic PE Fund LP

Adams Street - ALPS Co-Inv Targeted Mandate Fund LP

Adams Street - Denso Global Private Equity Investments Fund LP

Adams Street - MTAA PE Fund LP

Adams Street - PE Co-Inv (SI) Fund LP

Adams Street - PE Genesis Fund I LP

Adams Street - PE Genesis Fund II LP

Adams Street - PE Genesis Fund III LP

Adams Street - PKBS Private Equity Fund I Global

Adams Street - Primary PE SM Fund I LP

Adams Street - SCERS Fund LLC

Adams Street - SCERS Fund II LLC

Adams Street - SK Venture Fund LP

Adams Street - SK Venture Fund II LP

Adams Street - VGV Secondary Target Mandate Fund LP

Adams Street - VGV Secondary Target Mandate Fund 2 LP

Adams Street 1847 Fund LP

Adams Street 2006 Direct Fund, L.P.

Adams Street 2006 Global Opportunities Portfolio, L.P.

Adams Street 2007 Direct Fund, L.P.

Adams Street 2007 Global Opportunities Portfolio, L.P.

Adams Street 2008 Direct Fund, L.P.

Adams Street 2008 Global Opportunities Portfolio, L.P.

Adams Street 2009 Direct Fund, L.P.

Adams Street 2010 Direct Fund, L.P.

Adams Street 2011 Direct Fund LP

Adams Street 2011 Emerging Markets Fund LP

Adams Street 2011 Non-US Developed Markets Fund LP

Adams Street 2011 US Fund LP

Adams Street 2012 Developed Markets Fund LP

Adams Street 2012 Direct Fund LP

Adams Street 2012 Emerging Markets Fund LP

Adams Street 2012 Global Fund LP

Adams Street 2012 US Fund LP

Adams Street 2013 Developed Markets Fund LP

Adams Street 2013 Direct Fund LP

Adams Street 2013 Emerging Markets Fund LP

Adams Street 2013 Global Fund LP

Adams Street 2013 US Fund LP

Adams Street 2014 Developed Markets Fund LP

Adams Street 2014 Direct Fund LP

Adams Street 2014 Emerging Markets Fund LP

Adams Street 2014 Global Fund LP

Adams Street 2014 US Fund LP

Adams Street 2015 Direct Venture/Growth Fund LP

Adams Street 2015 Global Fund (EU Investors) LP

Adams Street 2015 Global Fund LP

Adams Street 2015 Non-US Fund LP

Adams Street 2015 US Fund LP

Adams Street 2016 Direct Venture/Growth Fund LP

Adams Street 2016 Global Fund (EU Investors) LP

Adams Street 2016 Global Fund LP

Adams Street 2016 Non-US Fund LP

Adams Street 2016 US Fund LP

Adams Street 2017 Direct Venture/Growth Fund LP

Adams Street 2017 Global Fund (EU Investors) LP

Adams Street 2017 Global Fund LP

Adams Street 2017 Non-US Fund LP

Adams Street 2017 US Fund LP

Adams Street 2018 Direct Venture/Growth Fund LP

Adams Street 2018 Global Fund (EU Investors) LP

Adams Street 2018 Global Fund LP

Adams Street 2018 Non-US Fund LP

Adams Street 2018 US Fund LP

Adams Street 2019 Direct Growth Equity Fund LP

Adams Street 2019 Global Fund LP

Adams Street 2019 Non-US Fund LP

Adams Street 2019 US Fund LP

Adams Street 2020 Direct Growth Equity Fund LP

Adams Street 2020 Global Fund LP

Adams Street 2020 Non-US Fund LP

Adams Street 2020 US Fund LP

Adams Street 2021 Direct Growth Equity Fund LP

Adams Street 2021 Global Fund LP

Adams Street 2021 US Fund LP

Adams Street 2021 Non-US Fund LP

Adams Street 2022 Direct Growth Equity Fund LP

Adams Street 2022 Global Fund LP

Adams Street 2022 US Fund LP

Adams Street 2022 Non-US Fund LP

Adams Street AGPS Fund I LP

Adams Street AP7 PE Investment LP

Adams Street AP7 PE Investment II LP

Adams Street Asga PE LP

Adams Street Asia Fund 2020 LP

Adams Street CC PE Secondary Fund LP

Adams Street Co-Investment Fund II, L.P.

Adams Street Co-Investment Fund III A LP

Adams Street Co-Investment Fund III C LP

Adams Street Co-Investment Fund IV A LP

Adams Street Co-Investment Fund IV B LP

Adams Street Co-Investment Fund V A LP

Adams Street Co-Investment Fund V B LP

Adams Street Co-Investment Select Fund A LP

Adams Street Co-Investment Select Fund B LP

Adams Street Cyclone Fund LP

Adams Street Direct Co-Investment Fund, L.P.

Adams Street Energy & Natural Resources Fund LP

Adams Street Global Opportunities Secondary Fund II, L.P.

Adams Street Global Opportunities Secondary Fund II-A, L.P.

Adams Street Global Opportunities Secondary Fund, L.P.

Adams Street Global Private Markets Fund LP

Adams Street Global Secondary Fund 5 LP

Adams Street Global Secondary Fund 6 LP

Adams Street Global Secondary Fund 7 LP

Adams Street Global SMB WPERP Fund II LP

Adams Street Global SMB WPERP Fund LP

Adams Street Global Venture Mandate Fund II LP

Adams Street Global Venture Mandate Fund III LP

Adams Street Global Venture Mandate Fund LP

Adams Street Grand Cypress Healthcare Fund LP

Adams Street Growth Equity Fund VII LP

Adams Street Guardian Asia Fund LP

Adams Street (KOC) LLC

Adams Street Lake LaSalle Fund LP

Adams Street Lake LaSalle Fund II LP

Adams Street Leaders Ex US Fund LP

Adams Street Leaders Fund 2020 LP

Adams Street Partnership Fund - 2002 Non-U.S. Fund, L.P.

Adams Street Partnership Fund - 2002 U.S. Fund, L.P.

Adams Street Partnership Fund - 2003 Non-U.S. Fund, L.P.

Adams Street Partnership Fund - 2003 U.S. Fund, L.P.

Adams Street Partnership Fund - 2004 Non-U.S. Fund, L.P.

Adams Street Partnership Fund - 2004 U.S. Fund, L.P.

Adams Street Partnership Fund - 2005 Non-U.S. Fund, L.P.

Adams Street Partnership Fund - 2005 U.S. Fund, L.P.

Adams Street Partnership Fund - 2006 Non-U.S. Fund, L.P.

Adams Street Partnership Fund - 2006 U.S. Fund, L.P.

Adams Street Partnership Fund - 2007 Non-U.S. Fund, L.P.

Adams Street Partnership Fund - 2007 U.S. Fund, L.P.

Adams Street Partnership Fund - 2008 Non-U.S. Fund, L.P.

Adams Street Partnership Fund - 2008 U.S. Fund, L.P.

Adams Street Partnership Fund - 2009 Non-U.S. Developed Markets Fund, L.P.

Adams Street Partnership Fund - 2009 Non-U.S. Emerging Markets Fund, L.P.

Adams Street Partnership Fund - 2009 Non-U.S. Emerging Markets Fund-A, L.P.

Adams Street Partnership Fund - 2009 U.S. Fund, L.P.

Adams Street Partnership Fund - 2010 Non-U.S. Developed Markets Fund, L.P.

Adams Street Partnership Fund - 2010 Non-U.S. Emerging Markets Fund, L.P.

Adams Street Partnership Fund - 2010 U.S. Fund - Series B, L.P.

Adams Street Partnership Fund - 2010 U.S. Fund, L.P.

Adams Street PEP Asia Fund 2018 LP

Adams Street PEP Asia Fund 2019 LP

Adams Street PEP Asia Fund 2021 LP

Adams Street PEP North America Fund 2018 LP

Adams Street PEP North America Fund 2019 LP

Adams Street PEP North America Fund 2020 LP

Adams Street PEP North America Fund 2021 LP

Adams Street PEP Secondary Fund 2016 LP

Adams Street PEP Secondary Fund 2017 LP

Adams Street Private Credit BDC, LLC

Adams Street Private Credit Fund-A LP

Adams Street Private Credit Fund-B LP

Adams Street Private Income Fund LP

Adams Street RSP II LP

Adams Street RSP LP

Adams Street SBCERA Fund 1 LP

Adams Street SHBNPP US Senior Secured Fund LP

Adams Street Shedd Aquarium LP

Adams Street SIFAI Fund LP

Adams Street UK Mid-Market Solutions LP

Adams Street Unipension US SMB Fund LP

Adams Street US SMB Fund II LP

Adams Street US SMB Fund LP

Adams Street V, L.P.

Adams Street Venture Innovation Fund II LP

Adams Street Venture Innovation Fund III LP

Adams Street Venture Innovation Fund LP

Adams Street Venture/Growth Fund VI LP

Adams Street World Sun Fund LP

Adams Street WPE Fund LP

Adams Street/TRAF Private Equity Holdings II LP

Adams Street/TRAF Private Equity Holdings II Ltd.

ASP - Global PE SM Fund LP

ASP COJ PE Fund LP

ASP Global Ventures BVK Fund I LP

ASP Global Ventures BVK Fund II LP

ASP ILSTRS Asia SMA 1 LP

ASP ILSTRS Europe SMA 1 LP

ASP LUX RAIF

ASP LUX RAIF - 2020 Global Fund

ASP LUX RAIF - 2021 Global Fund

ASP LUX RAIF - 2022 Global Fund

ASP LUX RAIF - Co-Investment Fund V

ASP LUX RAIF - Global Secondary Fund 7

ASP LUX RAIF - PC II Fund

ASP NPS Asia PE FOF LP

ASP NPS Sidecar LP

ASP PC Holdings LLC

ASP Rivera UK PC LP

Brinson Non-U.S. Partnership Fund - 2000 Primary Fund, L.P.

Brinson Non-U.S. Partnership Fund - 2001 Primary Fund, L.P.

Brinson Non-U.S. Partnership Fund - 2002 Primary Fund, L.P.

Brinson Non-U.S. Partnership Fund - 2003 Primary Fund, L.P.

Brinson Non-U.S. Partnership Fund - 2003 Secondary Fund, L.P.

Brinson Non-U.S. Partnership Fund - 2004 Primary Fund, L.P.

Brinson Non-U.S. Partnership Fund - 2004 Secondary Fund, L.P.

Brinson Non-U.S. Partnership Fund Trust - 1999 Primary Fund

Brinson Non-U.S. Partnership Fund Trust - 2000 Primary Fund

Brinson Non-U.S. Partnership Fund Trust - 2001 Primary Fund

Brinson Non-U.S. Partnership Fund Trust - 2002 Primary Fund

Brinson Non-U.S. Partnership Fund Trust - 2003 Primary Fund

Brinson Non-U.S. Partnership Fund Trust - 2003 Secondary Fund

Brinson Non-U.S. Partnership Fund Trust - 2004 Primary Fund

Brinson Non-U.S. Partnership Fund Trust - 2004 Secondary Fund

Brinson Partnership Fund - 1999 Primary Fund, L.P.

Brinson Partnership Fund - 2000 Primary Fund, L.P.

Brinson Partnership Fund - 2001 Primary Fund, L.P.

Brinson Partnership Fund - 2002 Primary Fund, L.P.

Brinson Partnership Fund - 2002 Secondary Fund, L.P.

Brinson Partnership Fund - 2003 Primary Fund, L.P.

Brinson Partnership Fund - 2003 Secondary Fund, L.P.

Brinson Partnership Fund - 2004 Primary Fund, L.P.

Brinson Partnership Fund Trust - 1998 Primary Fund

Brinson Partnership Fund Trust - 1999 Primary Fund

Brinson Partnership Fund Trust - 2000 Primary Fund

Brinson Partnership Fund Trust - 2001 Primary Fund

Brinson Partnership Fund Trust - 2002 Primary Fund

Brinson Partnership Fund Trust - 2002 Secondary Fund

Brinson Partnership Fund Trust - 2003 Primary Fund

Brinson Partnership Fund Trust - 2003 Secondary Fund

Brinson Partnership Fund Trust - 2004 Primary Fund

BVCF IV, L.P.

KPI-ASP Fund I LP

Louisiana Growth Fund II, L.P.

Louisiana Growth Fund, L.P.

Exhibit A

Verification of Statement of Facts and Application

pursuant to Rule 17d-1 under the Investment Company Act of 1940 for an Order of the Commission

The undersigned states that he or she has duly executed the attached Third Amended and Restated Application for an Order under Sections 17(d), 57(a)(4) and 57(i) of the Investment Company Act of 1940, as amended, and Rule 17d-1 thereunder, dated February 15, 2022, for and on behalf of the Applicants, as the case may be, that he or she holds the office with such entity as indicated below and that all actions by the stockholders, directors, and other bodies necessary to authorize the undersigned to execute and file such Third Amended and Restated Application have been taken. The undersigned further says that he or she is familiar with the instrument and the contents thereof, and that the facts set forth therein are true to the best of his or her knowledge, information, and belief.

ADAMS STREET PRIVATE CREDIT BDC, LLC

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Authorized Officer

ADAMS STREET PARTNERS, LLC

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET CREDIT ADVISORS LP

By:	Adams Street Credit Advisors GP LLC, its general partner

By:	Adams Street Partners, LLC, its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

1999 PRIMARY BRINSON PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD.

By:	UBS Global Asset Management (Americas) Inc., its Investment Manager

By:	Adams Street Partners, LLC, under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

2000 PRIMARY BRINSON NON-U.S. PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD.

By:	UBS Global Asset Management (Americas) Inc., its Investment Manager

By:	Adams Street Partners, LLC, under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

2000 PRIMARY BRINSON PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD.

By:	UBS Global Asset Management (Americas) Inc., its Investment Manager

By:	Adams Street Partners, LLC, under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

2001 PRIMARY BRINSON NON-U.S. PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD.

By:	UBS Global Asset Management (Americas) Inc., its Investment Manager

By:	Adams Street Partners, LLC, under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

2001 PRIMARY BRINSON PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD.

By:	UBS Global Asset Management (Americas) Inc., its Investment Manager

By:	Adams Street Partners, LLC, under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

2002 PRIMARY BRINSON NON-U.S. PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD.

By:	UBS Global Asset Management (Americas) Inc., its Investment Manager

By:	Adams Street Partners, LLC, under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

2002 PRIMARY BRINSON PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD.

By:	UBS Global Asset Management (Americas) Inc., its Investment Manager

By:	Adams Street Partners, LLC, under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

2002 SECONDARY BRINSON PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD.

By:	UBS Global Asset Management (Americas) Inc., its Investment Manager

By:	Adams Street Partners, LLC, under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

2003 PRIMARY BRINSON NON-U.S. PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD.

By:	UBS Global Asset Management (Americas) Inc., its Investment Manager

By:	Adams Street Partners, LLC, under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

2003 PRIMARY BRINSON PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD.

By:	UBS Global Asset Management (Americas) Inc., its Investment Manager

By:	Adams Street Partners, LLC, under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

2003 SECONDARY BRINSON NON-U.S. PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD.

By:	UBS Global Asset Management (Americas) Inc., its Investment Manager

By:	Adams Street Partners, LLC, under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

2004 PRIMARY BRINSON NON-U.S. PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD.

By:	UBS Global Asset Management (Americas) Inc., its Investment Manager

By:	Adams Street Partners, LLC, under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

2004 PRIMARY BRINSON PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD.

By:	UBS Global Asset Management (Americas) Inc., its Investment Manager

By:	Adams Street Partners, LLC, under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

2004 SECONDARY BRINSON NON-U.S. PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD.

By:	UBS Global Asset Management (Americas) Inc., its Investment Manager

By:	Adams Street Partners, LLC, under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAM STREET - ALPS STRATEGIC PE FUND LP

By:	ASP ALPS Management LP, its general partner

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAM STREET - ALPS CO-INV TARGETED MANDATE FUND LP

By:	ASP ALPS Management LP, its general partner

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET - DENSO GLOBAL PRIVATE EQUITY INVESTMENTS FUND LP

By:	ASP DGPEI Management LLC, its general partner

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET - MTAA PE FUND LP

By:	ASP - MTAA Carry Partners LP, its general partner

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET - PE CO-INV (SI) FUND LP

By	ASP - PE Co-Inv (SI) Management LP, its general partner

By:	ASP - PE Co-Inv (SI) Management LLC, its general partner

By:	Adams Street Partners, LLC, its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET - PE GENESIS FUND I LP

By:	ASP PE Genesis Management LLC, its general partner

By:	Adams Street Partners, LLC, its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET - PE GENESIS FUND II LP

By:	ASP PE Genesis Management II LLC, its general partner

By:	Adams Street Partners, LLC, its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET - PE GENESIS FUND III LP

By:	ASP PE Genesis Management III LLC, its general partner

By:	Adams Street Partners, LLC, its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET - PKBS PRIVATE EQUITY FUND I GLOBAL

By:	ASP - PKBS Lux GP Partners, its general partner

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET - PRIMARY PE SM FUND I LP

By:	ASP PE SM GP Management LP, its general partner

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET - SCERS FUND LLC

By:	Adams Street Partners, LLC, its manager

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET - SCERS FUND II LLC

By:	Adams Street Partners, LLC, its manager

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET - SK VENTURE FUND LP

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET - SK VENTURE FUND II LP

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET - VGV SECONDARY TARGET MANDATE FUND LP

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET - VGV SECONDARY TARGET MANDATE FUND 2 LP

By:	ASP Carry Partners STM 2 LP, its general partner

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 1847 FUND LP

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2006 DIRECT FUND, L.P.

By:	ASP 2006 Direct Management, LLC, its general partner

By:	Adams Street Partners, LLC, its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET 2006 GLOBAL OPPORTUNITIES PORTFOLIO, L.P.

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2007 DI RECT FUND, L.P.

By:	ASP 2007 Direct Management, LLC, its general partner

By:	Adams Street Partners, LLC, its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2007 GLOBAL OPPORTUNITIES PORTFOLIO, L.P.

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2008 DIRECT FUND, L.P.

By:	ASP 2008 Direct Management, LLC, its general partner

By:	Adams Street Partners, LLC, its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET 2008 GLOBAL OPPORTUNITIES PORTFOLIO, L.P.

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2009 DIRECT FUND, L.P.

By:	ASP 2009 Direct Management, LLC, its general partner

By:	Adams Street Partners, LLC, its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2010 DIRECT FUND, L.P.

By:	ASP 2010 Direct Management, LLC, its general partner

By:	Adams Street Partners, LLC, its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2011 DIRECT FUND, L.P.

By:	ASP 2011 Direct Management LP, its general partner

By:	ASP 2011 Direct Management LLC, its general partner

By:	Adams Street Partners, LLC, its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2011 EMERGING MARKETS FUND LP

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET 2011 NON-US DEVELOPED MARKETS FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2011 US FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2012 DEVELOPED MARKETS FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2012 DIRECT FUND LP

By:	ASP 2012 Direct Management LP,
its general partner

By:	ASP 2012 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2012 EMERGING MARKETS FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET 2012 GLOBAL FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2012 US FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2013 DEVELOPED MARKETS FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2013 DIRECT FUND LP

By:	ASP 2013 Direct Management LP,
its general partner

By:	ASP 2013 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2013 EMERGING MARKETS FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET 2013 GLOBAL FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2013 US FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2014 DEVELOPED MARKETS FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2014 DIRECT FUND LP

By:	ASP 2014 Direct Management LP,
its general partner

By:	ASP 2014 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2014 EMERGING MARKETS FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET 2014 GLOBAL FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2014 US FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2015 DIRECT VENTURE/GROWTH FUND LP

By:	ASP 2015 Direct Management LP,
its general partner

By:	ASP 2015 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2015 GLOBAL FUND (EU INVESTORS) LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2015 GLOBAL FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET 2015 NON-US FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2015 US FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2016 DIRECT VENTURE/GROWTH FUND LP

By:	ASP 2016 Direct Management LP,
its general partner

By:	ASP 2016 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2016 GLOBAL FUND (EU INVESTORS) LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2016 GLOBAL FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET 2016 NON-US FUND LP

By:	ASP Carry Partners 2016 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2016 US FUND LP

By:	ASP Carry Partners 2016 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2017 DIRECT VENTURE/GROWTH FUND LP

By:	ASP 2017 Direct Management LP,
its general partner

By:	ASP 2017 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2017 GLOBAL FUND (EU INVESTORS) LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2017 GLOBAL FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET 2017 NON-US FUND LP

By:	ASP Carry Partners 2017 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2017 US FUND LP

By:	ASP Carry Partners 2017 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2018 DIRECT VENTURE/GROWTH FUND LP

By:	ASP 2018 Direct Management LP,
its general partner

By:	ASP 2018 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2018 GLOBAL FUND (EU INVESTORS) LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2018 GLOBAL FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET 2018 NON-US FUND LP

By:	ASP Carry Partners 2018 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2018 US FUND LP

By:	ASP Carry Partners 2018 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2019 DIRECT GROWTH EQUITY FUND LP

By:	ASP 2019 Direct Management LP,
its general partner

By:	ASP 2019 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2019 GLOBAL FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2019 NON-US FUND LP

By:	ASP Carry Partners 2019 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET 2019 US FUND LP

By:	ASP Carry Partners 2019 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2020 DIRECT GROWTH EQUITY FUND LP

By:	ASP 2020 Direct Management LP,
its general partner

By:	ASP 2020 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2020 GLOBAL FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2020 NON-US FUND LP

By:	ASP Carry Partners 2020 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET 2020 US FUND LP

By:	ASP Carry Partners 2020 LP, its general partner

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2021 DIRECT GROWTH EQUITY FUND LP

By:	ASP 2021 Direct Management LP, its general partner

By:	ASP 2021 Direct Management LLC, its general partner

By:	Adams Street Partners, LLC, its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2021 GLOBAL FUND LP

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2021 NON-US FUND LP

By:	ASP Carry Partners 2021 LP, its general partner

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET 2021 US FUND LP

By:	ASP Carry Partners 2021 LP, its general partner

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

ADAMS STREET 2022 DIRECT GROWTH EQUITY FUND LP

By:	ASP 2022 Direct Management LP, its general partner

By:	ASP 2022 Direct Management LLC, its general partner

By:	Adams Street Partners, LLC, its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

ADAMS STREET 2022 GLOBAL FUND LP

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

ADAMS STREET 2022 NON-US FUND LP

By:	ASP Carry Partners 2022 LP, its general partner

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET 2022 US FUND LP

By:	ASP Carry Partners 2022 LP, its general partner

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

ADAMS STREET AGPS FUND I LP

By:	ASP AGPS Carry GP, LP, its general partner

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

ADAMS STREET AP7 PE INVESTMENT LP

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

ADAMS STREET AP7 PE INVESTMENT II LP

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

ADAMS STREET ASIA FUND 2020 LP

By:	ASP Carry Partners Asia Fund 2020 LP, its general partner

By:	Adams Street Asia Fund GP LLC, its general partner

By:	Adams Street Partners LLC, its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET CO-INVESTMENT FUND II, L.P.

By:	ASP Co-Invest II Management, LLC, its general partner

By:	Adams Street Partners, LLC, its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

ADAMS STREET CO-INVESTMENT FUND III A LP

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

ADAMS STREET CO-INVESTMENT FUND III C LP

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

ADAMS STREET CO-INVESTMENT FUND IV A LP

By:	ASP Co-Investment Management IV LP, its general partner

By:	ASP Co-Investment Management IV LLC, its general partner

By:	Adams Street Partners, LLC, its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

ADAMS STREET CO-INVESTMENT FUND IV B LP

By:	ASP Co-Investment Management IV LP, its general partner

By:	ASP Co-Investment Management IV LLC, its general partner

By:	Adams Street Partners, LLC, its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET CO-INVESTMENT FUND V A LP

By:	ASP Co-Investment Management V LP, its general partner

By:	ASP Co-Investment Management V LLC, its general partner

By:	Adams Street Partners, LLC, its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

ADAMS STREET CO-INVESTMENT FUND V B LP

By:	ASP Co-Investment Management V LP, its general partner

By:	ASP Co-Investment Management V LLC, its general partner

By:	Adams Street Partners, LLC, its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

ADAMS STREET CO-INVESTMENT SELECT FUND A LP

By:	ASP Co-Investment Management IV LP, its general partner

By:	ASP Co-Investment Management IV LLC, its general partner

By:	Adams Street Partners, LLC, its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET CO-INVESTMENT SELECT FUND B LP

By:	ASP Co-Investment Management IV LP, its general partner

By:	ASP Co-Investment Management IV LLC, its general partner

By:	Adams Street Partners, LLC, its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

ADAMS STREET CO-INVESTMENT FUND, L.P.

By:	ASP Direct Co-Invest Management, LLC, its general partner

By:	Adams Street Partners, LLC, its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

ADAMS STREET CYCLONE FUND LP

By:	ASP Cyclone Partners LP, its general partner

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

ADAMS STREET ENERGY & NATURAL RESOURCES FUND LP

By:	ASP Carry Partners ENR LP, its general partner

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET GLOBAL OPPORTUNITIES SECONDARY FUND II, L.P.

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

ADAMS STREET GLOBAL OPPORTUNITIES SECONDARY FUND II-A, L.P.

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

ADAMS STREET GLOBAL OPPORTUNITIES SECONDARY FUND, L.P.

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

ADAMS STREET GLOBAL SECONDARY FUND 5 LP

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

ADAMS STREET GLOBAL SECONDARY FUND 6 LP

By:	ASP Carry Partners GSF 6 LP, its general partner

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET GLOBAL SECONDARY FUND 7 LP

By:	ASP Carry Partners GSF 7 LP, its general partner

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

ADAMS STREET GLOBAL SMB WPERP FUND II LP

By:	ASP Global SMB WPERP GP LP, its general partner

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

ADAMS STREET GLOBAL SMB WPERP FUND LP

By:	ASP Global SMB WPERP Fund LP, its general partner

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

ADAMS STREET GLOBAL VENTURE MANDATE FUND II LP

By:	ASP Carry Partners GVM II LP, its general partner

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET GLOBAL VENTURE MANDATE FUND III LP

By:	ASP Carry Partners GVM III LP, its general partner

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

ADAMS STREET GLOBAL VENTURE MANDATE FUND LP

By:	ASP Carry Partners GVM LP, its general partner

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

ADAMS STREET GRAND CYPRESS HEALTHCARE FUND LP

By:	ASP GC Health Carry Partners LP, its general partner

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

ADAMS STREET GLOBAL PRIVATE MARKETS FUND LP

By:	ASP GPM GP Management LP, its general partner

By:	ASP GPM GP Management LLC, its general partner

By:	Adams Street Partners, LLC, its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET LEADERS EX US FUND LP

By:	ASP Carry Partners Leaders Ex US LP, its general partner

By:	Adams Street Leaders Ex US GP LLC, its general partner

By:	Adams Street Partners, LLC, its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

ADAMS STREET GROWTH EQUITY FUND VII LP

By:	ASP VG Management VII LP, its general partner

By:	ASP VG Management VII LLC, its general partner

By:	Adams Street Partners, LLC, its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

ADAMS STREET (KOC) LLC

By:	Adams Street Credit Advisors LP, its manager

By:	Adams Street Credit Advisors GP LLC, its general partner

By:	Adams Street Partners, LLC, its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

ADAMS STREET LAKE LASALLE FUND LP

By:	Adams Street Partners, LLC, its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET LAKE LASALLE FUND II LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET LEADERS FUND 2020 LP

By:	ASP Carry Partners Leaders 2020 LP,
its general partner

By:	Adams Street Leaders 2020 GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND - 2002 NON-U.S. FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND - 2002 U.S. FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND - 2003 NON-U.S. FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET PARTNERSHIP FUND - 2003 U.S. FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND - 2004 NON-U.S. FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND - 2004 U.S. FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND - 2005 NON-U.S. FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND - 2005 U.S. FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND - 2006 NON-U.S. FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET PARTNERSHIP FUND - 2006 U.S. FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND - 2007 NON-U.S. FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND - 2007 U.S. FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND - 2008 NON-U.S. FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND - 2008 U.S. FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET PARTNERSHIP FUND - 2009 NON-U.S. DEVELOPED MARKETS FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND - 2009 NON-U.S. EMERGING MARKETS FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND - 2009 NON-U.S. EMERGING MARKETS FUND-A, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND - 2009 U.S. FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND - 2010 NON-U.S. DEVELOPED MARKETS FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET PARTNERSHIP FUND - 2010 NON-U.S. EMERGING MARKETS FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND - 2010 NON-U.S. EMERGING MARKETS FUND-A, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND - 2010 U.S. FUND, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PEP ASIA FUND 2018 LP

By:	ASP Carry Partners PEP 2018 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PEP ASIA FUND 2019 LP

By:	ASP Carry Partners PEP 2019 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET PEP ASIA FUND 2021 LP

By:	ASP Carry Partners PEP 2021 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PEP NORTH AMERICA FUND 2018 LP

By:	ASP Carry Partners PEP 2018 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PEP NORTH AMERICA FUND 2019 LP

By:	ASP Carry Partners PEP 2019 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PEP NORTH AMERICA FUND 2020 LP

By:	ASP Carry Partners PEP 2020 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PEP NORTH AMERICA FUND 2021 LP

By:	ASP Carry Partners PEP 2020 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET PEP SECONDARY FUND 2016 LP

By:	ASP Carry Partners PEP LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PEP SECONDARY FUND 2017 LP

By:	ASP Carry Partners PEP 2017 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PRIVATE CREDIT FUND II-A LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP, LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PRIVATE CREDIT FUND II-B LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP, LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET PRIVATE CREDIT FUND-A LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund II GP-GP, LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PRIVATE CREDIT FUND-B LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund II GP-GP, LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PRIVATE INCOME FUND LP

By:	Adams Street Credit Advisors LP,
its manager

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET RSP II LP

By:	ASP RSP Management II LP,
its general partner

By:	ASP RSP Management II LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET RSP LP

By:	ASP RSP Management LP,
its general partner

By:	ASP RSP Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET SBCERA FUND 1 LP

By:	ASP SBCERA Carry Partners LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET SHBNPP US SENIOR SECURED FUND LP

By:	ASP SHBNPP GP Management LP,
its general partner

By:	Adams Street Private Credit Fund GP GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET SIFAI FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET GUARDIAN ASIA FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET UK MID-MARKET SOLUTIONS LP

By:	ASP UK MMS Management LP,
its general partner

By:	ASP UK MMS Management LLC,
its managing member

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET UNIPENSION US SMB FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET US SMB FUND II LP

By:	ASP Carry Partners US SMB II LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET US SMB FUND LP

By:	ASP Carry Partners US SMB LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET V, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET VENTURE INNOVATION FUND II LP

By:	ASP Carry Partners Venture Innovation II LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET VENTURE INNOVATION FUND III LP

By:	ASP Carry Partners Venture Innovation III LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET VENTURE INNOVATION FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET VENTURE/GROWTH FUND VI LP

By:	ASP VG Management VI LP,
its general partner

By:	ASP VG Management VI LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET WPE FUND LP

By:	Adams Street WPE Fund GP LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET/TRAF PRIVATE EQUITY HOLDINGS II LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET/TRAF PRIVATE EQUITY HOLDINGS II LTD.

By:	UBS Global Asset Management (Americas) Inc.,
its Investment Manager

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP - GLOBAL PE SM FUND LP

By:	ASP PE SM GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

ASP COJ PE FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP GLOBAL VENTURES BVK FUND I LP

By:	ASP BVK Carry Partners LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP GLOBAL VENTURES BVK FUND II LP

By:	ASP BVK Carry Partners II LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP LUX RAIF

By:	ASP LUX FUND Management,
its general partner

By:	Adams Street Partners, LLC,
its manager

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP LUX RAIF - 2020 GLOBAL FUND

By:	ASP LUX FUND Management,
its general partner

By:	Adams Street Partners, LLC,
its manager

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

ASP LUX RAIF - 2021 GLOBAL FUND

By:	ASP LUX FUND Management,
its general partner

By:	Adams Street Partners, LLC,
its manager

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP LUX RAIF - 2022 GLOBAL FUND

By:	ASP LUX FUND Management,
its general partner

By:	Adams Street Partners, LLC,
its manager

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP LUX RAIF - GLOBAL SECONDARY FUND 7

By:	ASP LUX FUND Management,
its general partner

By:	Adams Street Partners, LLC,
its manager

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP LUX RAIF - CO-INVESTMENT FUND V

By:	ASP LUX FUND Management,
its general partner

By:	Adams Street Partners, LLC,
its manager

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP PC HOLDINGS LLC

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

ASP ILSTRS ASIA SMA 1 LP

By:	Adams Street Partners, LLC,
its General Partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP ILSTRS EUROPE SMA 1 LP

By:	Adams Street Partners, LLC,
its General Partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP RIVERA UK PC LP

By:	ASP Rivera GP Management LP,
its general partner

By:	ASP Rivera GP Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON NON-U.S. PARTNERSHIP FUND - 2000 PRIMARY FUND, L.P.

By:	UBS Global Asset Management (Americas) Inc.,
its general partner

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

BRINSON NON-U.S. PARTNERSHIP FUND - 2001 PRIMARY FUND, L.P.

By:	UBS Global Asset Management (Americas) Inc.,
its general partner

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON NON-U.S. PARTNERSHIP FUND - 2002 PRIMARY FUND, L.P.

By:	UBS Global Asset Management (Americas) Inc.,
its general partner

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON NON-U.S. PARTNERSHIP FUND - 2003 PRIMARY FUND, L.P.

By:	UBS Global Asset Management (Americas) Inc.,
its general partner

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON NON-U.S. PARTNERSHIP FUND - 2003 SECONDARY FUND, L.P.

By:	UBS Global Asset Management (Americas) Inc.,
its general partner

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

BRINSON NON-U.S. PARTNERSHIP FUND - 2004 PRIMARY FUND, L.P.

By:	UBS Global Asset Management (Americas) Inc.,
its general partner

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON NON-U.S. PARTNERSHIP FUND - 2004 SECONDARY FUND, L.P.

By:	UBS Global Asset Management (Americas) Inc.,
its general partner

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON NON-U.S. PARTNERSHIP FUND TRUST - 1999 PRIMARY FUND

By:	UBS Asset Management Trust Company

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON NON-U.S. PARTNERSHIP FUND TRUST - 2000 PRIMARY FUND

By:	UBS Asset Management Trust Company

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

BRINSON NON-U.S. PARTNERSHIP FUND TRUST - 2001 PRIMARY FUND

By:	UBS Asset Management Trust Company

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON NON-U.S. PARTNERSHIP FUND TRUST - 2002 PRIMARY FUND

By:	UBS Asset Management Trust Company

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON NON-U.S. PARTNERSHIP FUND TRUST - 2003 PRIMARY FUND

By:	UBS Asset Management Trust Company

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON NON-U.S. PARTNERSHIP FUND TRUST - 2003 SECONDARY FUND

By:	UBS Asset Management Trust Company

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

BRINSON NON-U.S. PARTNERSHIP FUND TRUST - 2004 PRIMARY FUND

By:	UBS Asset Management Trust Company

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON NON-U.S. PARTNERSHIP FUND TRUST - 2004 SECONDARY FUND

By:	UBS Asset Management Trust Company

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON PARTNERSHIP FUND - 1999 PRIMARY FUND, L.P.

By:	UBS Global Asset Management (Americas) Inc.,
its general partner

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON PARTNERSHIP FUND - 2000 PRIMARY FUND, L.P.

By:	UBS Global Asset Management (Americas) Inc.,
its general partner

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON PARTNERSHIP FUND - 2001 PRIMARY FUND, L.P.

By:	UBS Global Asset Management (Americas) Inc.,
its general partner

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

BRINSON PARTNERSHIP FUND - 2002 PRIMARY FUND, L.P.

By:	UBS Global Asset Management (Americas) Inc.,
its general partner

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON PARTNERSHIP FUND - 2002 SECONDARY FUND, L.P.

By:	UBS Global Asset Management (Americas) Inc.,
its general partner

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON PARTNERSHIP FUND - 2003 PRIMARY FUND, L.P.

By:	UBS Global Asset Management (Americas) Inc.,
its general partner

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON PARTNERSHIP FUND - 2003 SECONDARY FUND, L.P.

By:	UBS Global Asset Management (Americas) Inc.,
its general partner

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

BRINSON PARTNERSHIP FUND - 2004 PRIMARY FUND, L.P.

By:	UBS Global Asset Management (Americas) Inc.,
its general partner

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON PARTNERSHIP FUND TRUST - 1998 PRIMARY FUND

By:	UBS Asset Management Trust Company

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON PARTNERSHIP FUND TRUST - 1999 PRIMARY FUND

By:	UBS Asset Management Trust Company

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON PARTNERSHIP FUND TRUST - 2000 PRIMARY FUND

By:	UBS Asset Management Trust Company

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

BRINSON PARTNERSHIP FUND TRUST - 2001 PRIMARY FUND

By:	UBS Asset Management Trust Company

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON PARTNERSHIP FUND TRUST - 2002 PRIMARY FUND

By:	UBS Asset Management Trust Company

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON PARTNERSHIP FUND TRUST - 2002 SECONDARY FUND

By:	UBS Asset Management Trust Company

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON PARTNERSHIP FUND TRUST - 2003 PRIMARY FUND

By:	UBS Asset Management Trust Company

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BRINSON PARTNERSHIP FUND TRUST - 2003 SECONDARY FUND

By:	UBS Asset Management Trust Company

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

BRINSON PARTNERSHIP FUND TRUST - 2004 PRIMARY FUND

By:	UBS Asset Management Trust Company

By:	Adams Street Partners, LLC,
under power of attorney

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

BVCF IV, L.P.

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

KPI-ASP FUND I LP

By:	ASP Carry Partners KPI LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

LOUISIANA GROWTH FUND II, L.P.

By:	LGF Management II, LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

LOUISIANA GROWTH FUND, L.P.

By:	LGF Management I, LLC,
its general partner

By	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET WORLD SUN FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET ASGA PE LP

By:	ASP Asga PE GP Management LP
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET CC PE SECONDARY FUND LP

By:	ASP Carry Partners CC PE Secondary GP LP
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP NPS ASIA PE FOF LP

By:	ASP NPS Asia GP Management LP
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP NPS SIDECAR LP

By:	ASP NPS Asia GP Management LP
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

ADAMS STREET SHEDD AQUARIUM

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Verifications]

Exhibit B

Authorization for

Adams Street Private Credit BDC, LLC

The undersigned hereby certifies that he is an Authorized Officer of Adams Street Private Credit BDC, LLC (“Company”); that with respect to the attached Application (the “Application”) for exemption from certain provisions of the Investment Company Act of 1940, as amended, all actions necessary to authorize the execution and filing of the Application under the limited liability company agreement of the Company have been taken and the person filing the Application on behalf of the Company is fully authorized to do so; and that the manager(s) of Adams Street Private Credit BDC, LLC has duly adopted the following resolutions pursuant to the written consent of the manager(s) effective as of April 5, 2019:

NOW, THEREFORE, BE IT RESOLVED, that the officers of the Company (each, an “Authorized Officer” and, collectively, “Authorized Officers”) of the Company be, and each of them hereby is, authorized to prepare, or to cause to be prepared, executed and filed with the Securities and Exchange Commission (the “SEC”) an application or applications and any exhibits and amendments thereto (the “Application”) for the Company and other investment companies pursuant to Section 6(c) of the Investment Company Act of 1940 (together with the rules and regulations promulgated thereunder, the “1940 Act”) or pursuant to Rule 17d-1 under the 1940 Act for SEC exemptive relief; and it is

FURTHER RESOLVED, that the Authorized Officers of the Company be, and each of them hereby is, authorized to take such other action, and to make such representations on behalf of the Company, in any matters related to the Application or any amendment thereof as they or any of them may approve as necessary or desirable; and it is

FURTHER RESOLVED, that the Authorized Officers of the Company be, and each of them acting singly hereby is, authorized to execute and cause to be filed the Application and to take such further actions and execute and file such further amendments or other documents as may be necessary, desirable, or appropriate to the implementation and performance of the preceding resolutions and the matters contemplated therein, the Authorized Officer’s execution thereof to be conclusive evidence of such approval; and it is

FURTHER RESOLVED, that the Authorized Officers of the Company be, and each of them hereby is, authorized and directed, in the name and on behalf of the Company, to execute and deliver all such certificates, instruments, and other documents, and to take or cause to be taken any and all such further actions, in each case as any such Authorized Officer may determine to be necessary, advisable or desirable to carry out fully the purpose and intent of the foregoing resolutions, including, without limitation, the incurrence and payment of fees and expenses;

and it is FURTHER RESOLVED, that any and all actions previously taken by the Company or any of its directors or officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, and approved in all respects as and for the acts and deeds of the Company.

[Signature Page to Authorizations for BDC]

ADAMS STREET PRIVATE CREDIT BDC, LLC

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Authorized Officer

[Signature Page to Authorizations for BDC]